UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

AGL RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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JOHN W. SOMERHALDER II

Chairman, President and Chief Executive Officer

March 18, 2014

To Our Shareholders:

On behalf of the board of directors, I am pleased to invite you to attend AGL Resources’ 2014 annual meeting of shareholders to be held on Tuesday, April 29, 2014, at our corporate headquarters at Ten Peachtree Place, Atlanta, Georgia. The meeting will start at 10:00 a.m., Eastern time. A map with directions is included in the attached proxy statement. Please note that you will need to present an admission ticket and picture identification in order to attend the meeting in person. Please see page 6 of the attached proxy statement for more information about attending the meeting in person. The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. During the annual meeting of shareholders, we will discuss our efforts and achievements in 2013. We will update shareholders on our business plans for 2014. Our directors, officers and other employees will be available to answer any questions you may have.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You may vote by telephone (using the toll-free number on your proxy or vote instruction card), internet (using the address provided on your proxy or vote instruction card), or paper proxy or vote instruction card. Please see page 2 of the attached proxy statement or your enclosed proxy or vote instruction card for more detailed information about the various options for voting your shares.

Thank you for your ongoing ownership and support. We hope to see you at our annual meeting.

Sincerely,

John W. Somerhalder II

Ten Peachtree Place

Atlanta, Georgia 30309

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., Eastern time, Tuesday, April 29, 2014

Place:	Ten Peachtree Place, Atlanta, Georgia

Items of Business:

—     Elect fifteen directors to serve until the 2015 annual meeting;

—     Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

—     Approve a non-binding resolution to approve the compensation of our named executive officers;

—     Adopt an amendment and restatement of the Company’s Amended and Restated Employee Stock Purchase Plan;

—     Consider and act upon the shareholder proposal regarding a gender identity non-discrimination policy as described in this proxy statement, if properly presented at the annual meeting;

—     Consider and act upon the shareholder proposal regarding the implementation of a majority voting standard for the election of directors as described in this proxy statement, if properly presented at the annual meeting; and

—     Transact such other business as may properly come before the annual meeting or any adjournments.

Who May Vote:	You may vote if you owned shares of our common stock at the close of business on February 18, 2014 (the record date).

Proxy Voting:	Your vote is important. Please vote in one of these ways:

—     use the toll-free telephone number shown on the enclosed proxy or vote instruction card;

—     visit the web site listed on your proxy or vote instruction card; or

—     mark, sign, date and promptly return the enclosed proxy or vote instruction card in the enclosed postage-paid envelope.

Proxy Statement:	A copy of our proxy statement for the annual meeting, which contains information that is relevant to the proposals to be voted on at the annual meeting, is attached.

Annual Report:	A copy of our 2013 annual report, which contains financial and other information about our business, is enclosed.

Date of Availability:	On or about March 18, 2014, we will mail to certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2013 annual report and how to vote online. All other shareholders will receive the proxy statement and annual report by mail.

By Order of the Board of Directors,

Myra C. Bierria Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2014:

A copy of our combined 2013 annual report and Form 10-K for 2013 is being made available with this proxy statement. You may receive a stand-alone copy of our 2013

Form 10-K free of charge upon written request directed to:

AGL Resources Inc.

Attention: Investor Relations

P.O. Box 4569, Location 1071

Atlanta, Georgia 30302-4569

Our proxy statement and our 2013 annual report and Form 10-K may be accessed at

www.proxyvote.com

and our web site at www.aglresources.com

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who is soliciting my proxy?

The board of directors of AGL Resources is providing you these proxy materials in connection with the solicitation of proxies to be voted at our 2014 annual meeting of shareholders and at any postponement or adjournment of the annual meeting. The proxies will be voted in accordance with your instructions by John W. Somerhalder II, our chairman, president and chief executive officer; Paul R. Shlanta, our executive vice president, general counsel and chief ethics and compliance officer; and Andrew W. Evans, our executive vice president and chief financial officer, or any of them. If your shares are held in our AGL Resources Inc. Retirement Savings Plus Plan (the “Retirement Savings Plus Plan” or the “AGL 401(k) Plan”) or Nicor Gas Thrift Plan, your proxy will be voted by Merrill Lynch Bank and Trust Co., FSB, which is the trustee for these plans. If your shares are held in our Birdsall, Inc. Retirement Savings Plan (the “Birdsall 401(k) Plan”), your proxy will be voted by The Vanguard Fiduciary Trust Company, which is the trustee for the Birdsall 401(k) Plan. The trustee of the AGL 401(k) Plan will vote your shares in accordance with your instructions and if you fail to provide voting instructions, the trustee will vote your shares in accordance with the discretionary instructions of the Administrative Committee of the 401(k) plans. It is expected that the Administrative Committee will instruct the trustee of the AGL 401(k) Plan to vote your shares in accordance with your telephone, internet or written proxy vote, or if you do not vote, “FOR ALL” nominees listed in proposal 1, “FOR” proposals 2, 3 and 4, and “AGAINST” proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting. Each trustee of the Birdsall 401(k) Plan and Nicor Gas Thrift Plan will vote your shares in accordance with your instructions, and if you fail to give the trustee proper instructions, it will vote your shares in the same proportion that other participants in the respective plan have voted their shares.

Why did I receive a Notice of Internet Availability of Proxy Materials (Notice) in the mail instead of a printed set of proxy materials?

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the internet to our shareholders by delivering a Notice in the mail. We are sending the Notice to certain record and beneficial shareholders. These shareholders have the ability to access the proxy materials, including our proxy statement and annual report, at www.proxyvote.com or to request a printed or email set of the proxy materials. Instructions on how to access the proxy materials over the internet or to receive a printed set may be found in the Notice. Shareholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials over the internet at www.proxyvote.com.

When will Proxy Materials be provided to shareholders?

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about March 18, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 29, 2014.

The proxy statement and annual report are available at www.proxyvote.com

What will I be voting on?

You will be voting on:

•	Proposal 1—the election of 15 directors to serve until the 2015 annual meeting;

•	Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014;

•

Proposal 3—the approval of a non-binding resolution to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this 2014 annual shareholder meeting proxy statement;

•	Proposal 4—the adoption of an amendment and restatement to the Company’s Amended and Restated Employee Stock Purchase Plan;

•	Proposal 5—the consideration of the shareholder proposal regarding a gender identity non-discrimination policy as described in this proxy statement, if properly presented at the annual meeting;

•

Proposal 6—the consideration of the shareholder proposal regarding the implementation of a majority voting standard for the election of directors as described in this proxy statement, if properly presented at the annual meeting; and

•	such other business as may properly come before the annual meeting or any adjournments.

How does the board recommend I vote on the proposals?

The board of directors recommends you vote “FOR ALL” nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4 and “AGAINST” each of proposals 5 and 6.

How do I vote?

Most of our shareholders have three options for submitting their votes;

•	By telephone,

•	Via the internet, or

•	By mail.

If your AGL Resources shares are held in your name on the records maintained by Wells Fargo Bank, N.A., our transfer agent (meaning you are a “shareholder of record”), please follow the instructions on your proxy card.

If your AGL Resources shares are held through a brokerage firm or bank (that is, in “street name”), your ability to vote by telephone or over the internet depends on the voting process of your brokerage firm or bank. Please follow the directions on your vote instruction card.

Regardless of whether your AGL Resources shares are held by you as a record shareholder or in street name, you may attend the meeting and vote your shares in person. Please note that if your shares are held in street name and you want to vote in person, you must bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the meeting), together with valid picture identification.

Even if you plan to attend the meeting, we encourage you to vote your shares by telephone, internet or mail to simplify the voting process at the meeting.

How do I vote if my shares are held in one of the 401(k) plans?

If your AGL Resources shares are held in one of the 401(k) plans, only the plan trustee can vote your plan shares even if you attend the annual meeting in person. The plan trustee will vote your shares in accordance with your telephone, internet or written proxy vote. Please follow the instructions on your proxy card.

May I revoke my proxy?

Yes. You may revoke your proxy or vote instructions at any time before the annual meeting by voting again by telephone or via the internet or by timely signing and returning another proxy or vote instruction card with a later date. Additionally, if you are a shareholder of record or if you are a street name holder who has obtained a vote instruction card from your street name nominee, and you decide to attend the meeting and vote in person, you may request that any proxy or vote instruction card that you previously submitted not be used.

What if I don’t specify my choices when returning my proxy or vote instruction card?

If you return a signed and dated proxy or vote instruction card without indicating your vote, your shares will be voted “FOR ALL” nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6 and in the discretion of the proxies on any other matter that may properly come before the meeting.

If you hold AGL Resources shares through one of our 401(k) plans and you return the proxy card but do not properly sign or date it or specify how you want your plan shares voted, it is expected that (i) in the case of the AGL 401(k) Plan, the plan trustee, upon instruction from the Administrative Committee of the AGL 401(k) Plan, will vote your plan shares “FOR ALL” nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting and (ii) in the case of the Nicor Gas

Thrift Plan and Birdsall 401(k) Plan, the plan trustees will vote your plan shares in the same proportion that other participants in the respective plan have voted their shares.

May my shares be voted if I don’t submit a proxy or voting instructions?

If your AGL Resources shares are registered in your name on the books kept by our transfer agent and you do not return a signed proxy and do not vote by telephone or via the internet or in person at the meeting, your shares will not be voted.

If your AGL Resources shares are held in street name and you do not submit any voting instructions, your brokerage firm or bank may or may not vote your shares with regard to each of the six proposals, depending on stock exchange rules. If your AGL Resources shares are held through one of the 401(k) plans and you do not return the proxy card for those plan shares and do not vote by telephone or the internet or in person, it is expected that, in the case of the AGL 401(k) Plan, the plan trustee, upon instruction from the Administrative Committee, will vote your shares “FOR ALL” nominees listed in proposal 1, “FOR” each of proposals 2, 3 and 4, and “AGAINST” each of proposals 5 and 6, and as instructed by the Administrative Committee on any other proposals that may properly come before the meeting. In the case of the Nicor Gas Thrift Plan and Birdsall 401(k) Plan, the plan trustees will vote your shares in the same proportion that other participants in the respective plan have voted their shares.

How many shares may I vote?

As of February 18, 2014, the record date for voting at the annual meeting, 119,226,270 shares of common stock of AGL Resources were outstanding and entitled to be voted at the annual meeting. You are entitled to one vote for each share of AGL Resources common stock you owned on the record date. The 28,475 shares held by a trust which holds assets for our Nonqualified Savings Plan are included in the number of shares outstanding but are not eligible to be voted.

Is there a list of shareholders entitled to notice of the annual meeting?

A list of shareholders entitled to notice of the annual meeting will be available at the annual meeting for inspection by any shareholder. A list of shareholders will also be available for inspection by any shareholder during ordinary business hours at our principal place of business at Ten Peachtree Place, Atlanta, Georgia.

How many votes must be present to hold the annual meeting?

A majority of the 119,226,270 shares of AGL Resources’ common stock outstanding on the record date, not including the 28,475 shares held by the Nonqualified Savings Plan trust, which are not eligible to be voted, must be present, either in person or represented by proxy, to conduct the annual meeting.

How many votes are needed to approve each of the proposals?

The following are the vote requirements for each of the proposals:

•

Election of 15 directors: Directors are elected by a plurality of the total number of votes cast, which means the 15 nominees who receive the largest number of properly cast votes will be elected as directors.

•

Ratification of the appointment of PricewaterhouseCoopers LLP: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•	Advisory Vote on Executive Compensation: Adoption of the non-binding resolution to approve executive compensation requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•

Adoption of amendment and restatement of the Company’s Amended and Restated Employee Stock Purchase Plan: Adoption of an amendment and restatement of the Company’s Amended and Restated Employee Stock Purchase Plan requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•

Shareholder Proposal regarding a Gender Identity Non-Discrimination Policy: Adoption of the shareholder proposal regarding a gender identity non-discrimination policy requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

•

Shareholder Proposal regarding Majority Voting Standard for Director Elections: Adoption of the shareholder proposal regarding a majority voting standard for director elections requires the votes cast “FOR” to exceed the votes cast “AGAINST.”

What happens if a director nominee fails to receive a majority of the votes cast in his or her election?

As described under the caption, “Proposal 1—Election of Directors—General—Vote Requirements for Election,” our bylaws provide that if a director nominee in an uncontested election is elected by the required plurality vote of the shareholders but does not receive the affirmative vote of the holders of a majority of the shares voted, the director must promptly tender his or her resignation to the board of directors following certification of the shareholder vote. The Nominating, Governance and Corporate Responsibility Committee must then recommend to the board of directors whether to accept or reject the tendered resignation or whether to take other action. The board must then act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days after the certification of the election results.

What if I vote to withhold authority to elect directors?

In voting for the election of directors, a vote to “withhold all” or “for all except” one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold all” or “for all except” one or more director nominees will not affect the outcome of the election. However, a vote to “withhold all” or “for all except” one or more director nominees will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted. Please see “What happens if a director nominee fails to receive a majority of the votes cast in his or her election?” above.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares present and entitled to vote for quorum purposes. Abstentions and broker non-votes will not be treated as “votes cast” and consequently they will not affect the outcome of the vote on the election of directors or the determination of whether a director nominee has received the affirmative vote of the holders of a majority of the shares voted (Proposal 1), the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2), the proposal to adopt the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), the proposal to adopt an amendment and restatement of the Company’s Amended and Restated Employee Stock Purchase Plan (Proposal 4) or the shareholder proposals described in this proxy statement (Proposal 5 and Proposal 6).

“Broker non-votes” occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker or other nominee indicates on its proxy card, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If a matter that is not listed on the proxy or vote instruction card is properly brought before the annual meeting in accordance with Section 1.2 of our bylaws, the persons named as proxies will vote in accordance with their judgment of what is in the best interest of the Company, based on the discretionary voting authority conferred on them by the proxy and vote instruction cards.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and act as inspector of elections.

Where and when will I be able to find the voting results?

We will post the voting results on our web site at www.aglresources.com within four business days after the annual meeting. You also may find the results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days following the annual meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokerage firms, banks and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker, bank and/or our transfer agent to consolidate as many accounts as possible under the same name and address. All communications concerning accounts for shares registered in your name on the books kept by our transfer agent, including address changes, name changes, inquiries to transfer shares and similar issues, may be handled by making a toll-free call to Wells Fargo Shareowner Services at (800) 468-9716.

What do I need to bring with me if I want to attend the annual meeting?

The annual meeting is open to all holders of our common stock. To attend the annual meeting, you will need to bring an admission ticket and valid picture identification. If your shares are registered in your name on the books kept by our transfer agent or your shares are held in one of the 401(k) plans, your admission ticket is part of your proxy card or may be printed from the internet when you vote online.

If your shares are held in street name by your brokerage firm or bank, you will need to bring evidence of your stock ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the annual meeting) or your most recent brokerage account statement (in which case you will not be able to vote your shares at the annual meeting), together with valid picture identification. You may also request us to send you an admission ticket. If you do not have either an admission ticket or proof that you own our common stock, together with valid picture identification, you may not be admitted to the meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at a postponed or adjourned meeting, unless the board of directors fixes a new record date for the postponed or adjourned meeting,

which the board is required to do if the postponement or adjournment is for more than 120 days. If the meeting is postponed or adjourned, you will still be able to change or revoke your proxy until it is voted.

When are shareholder proposals for the 2015 annual meeting due?

Our bylaws require shareholders to give us advance notice of any shareholder nominations of directors and of any other matters shareholders wish to present for action at an annual meeting of shareholders. The required notice must be given within a prescribed time frame, which is calculated by reference to the date that the proxy statement was released to shareholders in connection with our most recent annual meeting. Accordingly, with respect to our 2015 annual meeting of shareholders, our bylaws require notice to be provided to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569 no later than November 18, 2014. However, if the 2015 annual meeting of shareholders is held on a date more than 30 days from the date contemplated at the time of this proxy statement, our bylaws require notice to be provided to our Corporate Secretary at the address above not fewer than the later of (i) 150 days prior to the date of the 2015 annual meeting of shareholders or (ii) the date which is ten days after the date of the first public announcement or other notification to shareholders of the date of the 2015 annual meeting of shareholders.

If you are interested in submitting a proposal for inclusion in our proxy statement for the 2015 annual meeting of shareholders, you need to follow the procedures outlined in the SEC’s Rule 14a-8. To be eligible for inclusion, your shareholder proposal intended for inclusion in the proxy statement for the 2015 annual meeting of shareholders must be received no later than November 18, 2014, by our Corporate Secretary at the address above.

This deadline does not apply to questions a shareholder may wish to ask at the annual meeting.

Who pays the costs associated with this proxy solicitation?

AGL Resources pays the expenses of soliciting proxies. We may consider the engagement of a proxy solicitation firm to assist in the solicitation of proxies. Additionally, proxies may be solicited on our behalf by directors, officers and employees, in person or by telephone, facsimile or electronic transmission. Directors, officers and employees will not be paid additional fees for those services.

CORPORATE GOVERNANCE

Board of Directors

Our business affairs are managed under the direction of the board of directors in accordance with the Georgia Business Corporation Code, our articles of incorporation and our bylaws. The role of the board of directors is to govern our affairs for the benefit of our shareholders and other constituencies, which include our employees, customers, suppliers, creditors and the communities in which we do business. The board strives to ensure the success and continuity of our business through the appointment of qualified executive management, overseen by the board.

Director Independence

Pursuant to New York Stock Exchange listing standards, our board of directors has adopted a formal set of categorical Standards for Determining Director Independence. In accordance with these Standards, a director must be determined to have no material relationship with the Company other than as a director in order to be considered an independent director. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also set forth independence criteria applicable to members of the Audit Committee, the Compensation and Management Development Committee and the Nominating, Governance and Corporate Responsibility Committee of the board of directors. These Standards are available on our website at www.aglresources.com.

In accordance with these Standards, the board undertook in February 2014 an annual review of director independence. Based on this review, the board has affirmatively determined that, as to each current non-employee director, no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each current non-employee director qualifies as “independent” in accordance with the Standards and the independence standards of the New York Stock Exchange.

John W. Somerhalder II, our chairman, president and chief executive officer, is not independent because of his employment by the Company. Mr. Somerhalder will not participate in any action of the board related to his compensation or any other matters requiring action by only non-employee directors.

In making these independence determinations, the board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors are or have been directors, officers or employees. The board also considered that the Company and its subsidiaries may make charitable contributions to not-for-profit organizations where our directors or their immediate family members serve or are executive officers.

Policy on Related Person Transactions

The board of directors recognizes that related person transactions present a heightened risk of conflicts of interest and, therefore, has adopted a written policy with respect to related person transactions. For the purpose of the policy, “Related Persons” include (a) each executive officer as defined under Section 16 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” (b) each executive and senior vice president of AGL Resources, (c) each nominee for or member of the board of directors, (d) each holder of more than 5% of our common stock, or a “Significant Shareholder,” and (e) any immediate family member, as defined under the Exchange Act, of the persons listed in (a) through (d) above. A “Related Person Transaction” is a transaction between us and any Related Person, other than (1) transactions available to all employees or customers generally; (2) transactions involving less than $120,000 when aggregated with all similar transactions since January 1, 2013; (3) transactions excluded from disclosure in paragraphs four through seven of the instructions to Item 404(a) of Regulation S-K under the Exchange Act; and (4) charitable contributions by the Company to a charitable organization with which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s annual receipts for the preceding fiscal year.

Under the policy, when management becomes aware of a Related Person Transaction involving a dollar amount that is less than two percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the Related Person, or any affiliate of such Related Person, for the prior fiscal year, management reports the transaction to the Chairman of the Nominating, Governance and Corporate Responsibility Committee. When management becomes aware of a Related Person Transaction involving a dollar amount that is equal to or exceeds two percent of either the Company’s consolidated gross revenues or the consolidated gross revenues of the Related Person, or any affiliate of such Related Person, for the prior fiscal year, management reports the transaction to the Nominating, Governance and Corporate Responsibility Committee and requests approval or ratification of the transaction.

Transactions requiring approval or ratification must be approved by a majority of the disinterested members of the Nominating,

Governance and Corporate Responsibility Committee. The Chairman will report to the full Nominating, Governance and Corporate Responsibility Committee at its next regularly scheduled committee meeting any related person transactions that are presented to him or her. The Nominating, Governance and Corporate Responsibility Committee will report to the full board all Related Person Transactions presented to it.

Board Leadership Structure

Our Company is led by Mr. John Somerhalder, who has served as our president and chief executive officer since March 2006 and our chairman, president and chief executive officer since October 2007. In 2013, our board of directors consisted of Mr. Somerhalder and 15 independent directors. Each of the standing committees of our board of directors is chaired by an independent director and each of our Audit, Compensation and Management Development and Nominating, Governance and Corporate Responsibility committees is comprised entirely of independent directors.

Under our Guidelines on Significant Corporate Governance Issues, or our Corporate Governance Guidelines, a copy of which is available on our web site at www.aglresources.com, if the chairman of the board of directors is an executive officer or employee of the Company, then the board of directors shall appoint, from among the independent directors, a lead director. Mr. Arthur E. Johnson currently serves as our Lead Director.

The board of directors appoints the Lead Director for a term ending on the earlier of (a) three years from the date of appointment or (b) the last day of the individual’s service on the board of directors. The Lead Director: (a) serves as chairman of the Executive Committee of the board of directors; (b) presides at the executive sessions of non-

management directors; (c) collaborates with our chairman, president and chief executive officer, our general counsel and our corporate secretary on setting the annual calendar for all regular meetings of the board and its standing committees; (d) maintains close contact with the chairperson of each standing committee; (e) oversees the Company’s policy on communications between shareholders or other interested parties and non-management directors; and (f) communicates the results of the annual evaluation of the chief executive officer to the chief executive officer on behalf of the board of directors.

We have determined that our current board leadership structure is appropriate and helps ensure both effective and efficient governance for the Company, for a number of reasons, the most significant of which are the following:

•

A combined chairman and chief executive officer role allows for more productive meetings. The chief executive officer is the individual selected by the board of directors to manage the Company on a day to day basis, and his direct involvement in the Company’s operations makes him best positioned to lead productive board strategic planning sessions and determine the time allocated to each agenda item in discussions of the Company’s short- and long-term objectives.

•

Our board structure provides strong oversight by independent directors and in addition a majority of our operations are subject to extensive regulation. In fact, our chief executive officer is the only one of our current 16 directors who is not independent. Our Lead Director’s responsibilities include leading executive sessions of the board of directors during which our independent directors meet without management. These executive sessions allow the board of directors to review key decisions and discuss matters in a manner that is independent of the chief executive officer, and where necessary, critical of the chief executive officer and senior management. In addition, each of our board’s standing committees is chaired by an independent director.

•

Recognizing there may be a circumstance where a shareholder or other interested party’s interest should be represented independent of management, a key responsibility of the Lead Director is to receive, review and, where necessary, act upon direct communications from shareholders and other interested parties.

If you wish to communicate directly with (i) the board of directors generally, (ii) the presiding director of executive sessions of non-management directors (our Lead Director), or (iii) non-management directors as a group, you should contact the Company’s Ethics and Compliance Helpline at (800) 350-1014 or at www.mycompliancereport.com using the access ID, “AGL.” Calls to the helpline and reports made via the website, if you choose, can be made anonymously.

The Board’s Role in Risk Oversight

The Board oversees the Company’s risk assessment and risk management processes. It does so in part through the committees of the Board. Our Audit Committee has the responsibility to review with management the Company’s (i) policies governing the process by which risk assessment and risk management are undertaken; and (ii) major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Finance and Risk Management Committee has the responsibility to (i) review with management the steps taken by management to ensure compliance with the Company’s risk management policies and procedures relating to interest rate risk, currency risk, credit risk, commodity risk and derivatives related to any of the foregoing; (ii) review steps taken by management to establish and monitor trading and risk management systems and controls at the Company’s asset management and optimization businesses and to ensure compliance at such businesses with risk management policies and procedures applicable to such businesses; and (iii) review management’s assessment of controls and procedures associated with such businesses’ management of transactions with affiliates and any reporting obligations to state or federal regulatory authorities. Our chief risk officer provides a quarterly report to the Finance and Risk Management Committee and meets in executive sessions with the Finance and Risk Management Committee at each regularly scheduled meeting. Each of the other committees of the board of directors has principal responsibility for reviewing and discussing with management those risk exposures: (i) specified in their charters or (ii) identified from time to time by the committees themselves or by the Audit Committee.

In addition, the Board authorized the formation of the Company’s Risk Management Committee (RMC), a committee of certain members of senior management. The RMC is responsible for establishing specific risk management policies and monitoring compliance with, and adherence to, the terms of these policies. Members of the RMC are members of senior management who monitor open natural gas price risk positions and other types of risk, corporate exposures, credit exposures and overall results of our risk management activities. The RMC is chaired by the Company’s chief risk officer, who is responsible for ensuring that appropriate reporting mechanisms exist for the RMC to perform its monitoring functions.

The Company conducts an annual enterprise risk assessment, overseen by a sub-committee of the RMC. The purpose of the assessment includes identifying and rating the management of all of the Company’s significant risk exposures. The RMC uses the results of this assessment to prioritize the goals of the Company’s risk management program and monitor the Company’s major risks. Management reports to the Board any new risks identified since the previous year’s assessment.

Committees of the Board

The board of directors has established five standing committees to assist it in discharging its duties. Actions taken by any committee of the board are reported to the board, usually at the board meeting next following a committee meeting. Each standing committee has adopted a written charter, which is available on our web site at www.aglresources.com and is available upon request to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. The committees of the board and their members at December 31, 2013 are as shown in the following table.

Members of the Board’s Committees

	Audit	Compensation and Management Development	Executive	Finance and Risk Management	Nominating, Governance and Corporate Responsibility
Sandra N. Bane	Ö	Ö
Thomas D. Bell, Jr.		Ö		Ö
Norman R. Bobins	Ö	Ö
Charles R. Crisp		Ö		Ö
Brenda J. Gaines	Ö				Ö
Arthur E. Johnson**			Ö*	Ö	Ö
Wyck A. Knox, Jr.	Ö				Ö
Dennis M. Love	Ö		Ö		Ö*
Charles H. McTier	Ö				Ö
Dean R. O’Hare	Ö				Ö
Armando J. Olivera		Ö		Ö
John E. Rau			Ö	Ö	Ö
James A. Rubright		Ö	Ö	Ö*
John W. Somerhalder II			Ö	Ö
Bettina M. Whyte		Ö*	Ö	Ö
Henry C. Wolf	Ö*	Ö	Ö

*	Denotes committee chair.
**	Denotes Lead Director.

Audit Committee

The Audit Committee met eight times during 2013. The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Audit Committee reviews (1) the integrity of our financial statements, including our internal control over financial reporting, (2) our compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, and (5) the performance of the independent registered public accounting firm. Our chief financial officer, chief ethics and compliance officer, chief audit executive, chief accounting officer and representatives of our independent registered public accounting firm each provide a quarterly report to and meet in separate executive sessions with the Audit Committee each quarter.

The board of directors has determined that all members of the Audit Committee satisfy the enhanced independence standards applicable to all members of the Audit Committee under the independence requirements of the SEC, the New York Stock Exchange and the

Company’s Standards for Determining Director Independence. The board also has determined that all members of the Audit Committee meet the financial literacy requirements of the New York Stock Exchange listing standards. The board has further determined that Henry C. Wolf, the Audit Committee Chair, is an “audit committee financial expert” within the meaning of SEC regulations. Information regarding Mr. Wolf’s qualification as an “audit committee financial expert” is included in his biographical information under the caption, “Proposal 1—Election of Directors.”

Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the captions “Audit Committee Report” and “Proposal 2—Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014.”

Compensation and Management Development Committee

The Compensation and Management Development Committee, or Compensation Committee, met seven times during 2013. All members of the Compensation and Management Development Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. Among other things, the Compensation and Management Development Committee assists the board of directors in its efforts to achieve its goal of maximizing the long-term total return to shareholders by establishing policies by which officers, directors and employees are to be compensated in accordance with the board’s compensation philosophy and objectives and by overseeing management succession and executive development processes.

The board of directors delegated to the Compensation and Management Development Committee the following areas of responsibility that are more fully described in the Compensation and Management Development Committee’s charter: (1) evaluation of the chief executive officer, (2) succession and development planning for executive officers, (3) compensation of non-employee members of the board of directors, (4) compensation of the executive officers, including salary, short- and long-term incentives, and employment or severance arrangements, (5) establishment of performance objectives for executive officers under the Company’s short- and long-term incentive compensation plans and determination of the attainment of such performance objectives, and (6) oversight of benefit plans and administration of long-term incentive plans.

The Compensation and Management Development Committee has delegated to our chief executive officer the authority to grant equity awards to employees of the Company solely in connection with non-annual grants to employees other than executive officers. The Compensation and Management Development Committee has established narrowly defined, pre-approved parameters regarding the terms and conditions of grants under the delegated authority, including the eligible employee groups, the maximum number of shares subject to the delegation, the determination of the exercise price and other terms and conditions of the awards. In January 2014, the Compensation and Management Development Committee adopted a policy on granting equity compensation awards that provides additional terms and conditions for making grants. See “Compensation Discussion and Analysis—Other Policies Governing our Executive Compensation Program—Grants of Long-Term Incentive Awards” for more detail concerning our grant policy.

Our chief executive officer, based on the performance evaluations of the other executive officers, recommends to the Compensation and Management Development Committee compensation for those executive officers. The executive officers, including our chief executive officer, also provide recommendations to the Compensation and Management Development Committee from time to time related to compensation philosophy, program design, compliance, performance measures and competitive strategy.

The Compensation and Management Development Committee’s charter provides that the Compensation and Management Development Committee, in its sole discretion, has the authority to retain compensation consultants. Accordingly, Frederic W. Cook & Co., Inc., or F.W. Cook, was retained directly by the Compensation and Management Development Committee to assist it in 2013. F.W. Cook’s role is to provide expertise and data as needed by the Compensation and Management Development Committee pertaining to all aspects of executive and director compensation, including but not limited to advice and counsel as to the amount and form of executive and director compensation, and to advise the Compensation and Management Development Committee on emerging trends, best practices and regulatory practices.

The Compensation and Management Development Committee evaluated the independence of F.W. Cook in light of new SEC rules and New York Stock Exchange listing standards, which require consideration of the following factors:

•	whether any other services are provided to the Company by the consultant;

•	the fees paid by the Company as a percentage of the consulting firm’s total revenue;

•	the policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest;
•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Management Development Committee;

•	any company stock owned by the individual consultants involved in the engagement; and

•	any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

The Compensation and Management Development Committee discussed these considerations and concluded that the engagement of F.W. Cook and the services provided to the Compensation and Management Development Committee by F.W. Cook did not raise any conflict of interest.

Executive Committee

The Executive Committee met one time during 2013. The Executive Committee may meet during intervals between board meetings and has the same authority as the full board of directors, subject to limitations imposed by law or our bylaws.

Finance and Risk Management Committee

The Finance and Risk Management Committee met five times during 2013. The Finance and Risk Management Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities. Among other things, the Finance and Risk Management Committee oversees (1) the management of our balance sheet including leverage, liquidity, funding sources, and related matters, (2) the annual capital budget and certain capital projects, (3) management’s assessments, actions, processes and procedures concerning our exposure to risks identified in the Finance and Risk Management Committee’s charter, and (4) any other matters that the board may delegate to the

Finance and Risk Management Committee from time to time. Our chief risk officer provides a quarterly report to and meets in executive session with the Finance and Risk Management Committee at each regularly scheduled meeting.

Nominating, Governance and Corporate Responsibility Committee

The Nominating, Governance and Corporate Responsibility Committee met four times during 2013. All members of the Nominating, Governance and Corporate Responsibility Committee are independent, non-employee directors, as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. The Nominating, Governance and Corporate Responsibility Committee’s primary responsibilities include (1) identifying individuals qualified to serve on the board of directors and recommending director nominees for selection by the full board of directors or shareholders, (2) evaluating, formulating and recommending to the board of directors corporate governance policies, and (3) overseeing the Company’s position on corporate social and environmental responsibilities.

Nomination of Director Candidates. The board of directors is responsible for recommending director candidates for election by the shareholders and for electing directors to fill vacancies or newly created directorships. The board of directors has delegated the screening and evaluation process for director candidates to the Nominating, Governance and Corporate Responsibility Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the board of directors. Potential candidates for director may come to the attention of the Nominating, Governance and Corporate Responsibility Committee through current directors, management, professional search firms, shareholders or other persons.

If the Nominating, Governance and Corporate Responsibility Committee has either identified a prospective nominee or determined that an additional or replacement director is required, the Nominating, Governance and Corporate Responsibility Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, engagement of an outside firm to gather additional information and inquiry of persons with knowledge of the candidate’s qualifications and character. In its evaluation of director candidates, including the members of the board of directors eligible for reelection, the Nominating, Governance and Corporate Responsibility Committee considers the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board in view of the criteria for directors described in our Corporate Governance Guidelines, a copy of which is available on our web site at www.aglresources.com.

The Nominating, Governance and Corporate Responsibility Committee will consider director nominees proposed by shareholders. A shareholder may recommend a person for nomination for election to our board of directors by writing to our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569. Pursuant to our Corporate Governance Guidelines, each submission must include:

•	A brief biographical description of the candidate, including background and experience;

•	The candidate’s name, age, business address, and residence address;

•	The candidate’s principal occupation;

•	The following information about the shareholder making the recommendation;

•	the name and record address of such shareholder;

•	the number of shares of our common stock owned beneficially or of record by such shareholder;

•

a description of all arrangements or undertakings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such shareholder; and

•	The written consent of the candidate to being named as a nominee and to serve as a director if elected.

A shareholder’s recommendation for a candidate for nomination to be elected at the next annual meeting of shareholders must be received by our corporate secretary no later than 45 days prior to the end of the year preceding such annual meeting of shareholders. The Nominating, Governance and Corporate Responsibility Committee will evaluate these recommendations in the same manner as it evaluates all other nominees, using the criteria described in our Corporate Governance Guidelines.

The Nominating, Governance and Corporate Responsibility Committee periodically engages a third party search firm to identify possible director candidates for the Nominating, Governance and Corporate Responsibility Committee’s consideration based on skills and characteristics identified by the Nominating, Governance and Corporate Responsibility Committee and in light of gaps in board composition that the Nominating, Governance and Corporate Responsibility Committee may identify from time to time as the issues facing the board evolve. Such skills and characteristics desirable in the context of the then current make-up of the board of directors may include diversity, age, business or professional background, financial literacy and expertise, availability, commitment, independence and other relevant criteria.

Practices for Considering Diversity. The charter of the Nominating, Governance and Corporate Responsibility Committee provides that it shall review, at least annually, the appropriate skills and characteristics of members of the board of directors in the context of the then current make-up of the board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Nominating, Governance and Corporate Responsibility Committee or the full board finds to be relevant. It is the practice of the Nominating, Governance and Corporate Responsibility Committee to consider these factors when screening and evaluating candidates for nomination to the board of directors.

Board and Committee Meetings

Members of the board are kept informed through reports routinely presented at board and committee meetings by our chief executive officer and other company leaders and through other means. During 2013, the board of directors held six meetings. Each director attended 75% or more of the aggregate of all meetings of the board and each committee on which he or she served.

Executive Sessions without Management

To promote open discussion among the non-management directors, the board of directors schedules regular executive sessions in which the non-management directors meet without management’s participation. Such sessions are scheduled to occur at every regularly scheduled board meeting. The presiding director at such executive sessions is the Lead Director and Chairman of the Executive Committee of the board of directors. During 2013, the board met in executive session six times.

Communications with Directors

Shareholders and other interested parties may communicate with our board of directors or, alternatively, with the presiding director of executive sessions of our non-management directors or with the non-management directors as a group via our Ethics and Compliance Helpline at (800) 350-1014 or at www.mycompliancereport.com. A copy of our Procedures for Communicating with the Board of Directors of AGL Resources Inc. is available on our web site at www.aglresources.com and is available in print to any shareholder who requests it from our Corporate Secretary at AGL Resources Inc., P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

Ethics and Compliance Program

The board of directors is responsible for overseeing management’s implementation of the Company’s ethics and compliance program to ensure that our business is conducted in a consistently legal and ethical manner. As part of the ethics and compliance program, our Company has established, and the board of directors has approved, our Code of Conduct and Ethics. Our Code of Conduct and Ethics governs the way we treat our customers and co-workers, guides our community interactions, and strengthens our commitment to excellence and integrity. The Code of Conduct and Ethics covers a wide range of professional conduct, including environmental, health and safety standards, employment policies, conflicts of interest, accuracy of records, fair dealing, insider trading and strict adherence to all laws and regulations applicable to the conduct of our business. Under the Code of Conduct and Ethics, employees are required to conduct the Company’s activities in an ethical and lawful manner and all employees are expected to report any situation where they believe our internal policies or external laws are being violated. Our Code of Conduct and Ethics applies to our directors, officers and all of our employees.

In addition, the board of directors has adopted a Code of Ethics for the Chief Executive Officer and the Senior Financial Officers, or our Officers Code of Ethics, designed to deter wrongdoing and promote the following: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in documents filed with or submitted to the SEC; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Officers Code of Ethics; and accountability for adherence to the Officers Code of Ethics.

Any waiver of the Code of Conduct and Ethics or Officers Code of Ethics for an executive officer or, where applicable, for a member of the board of directors, requires the approval of the board of directors or a duly authorized committee of the board and will be promptly disclosed on our web site at www.aglresources.com. No waivers have been granted under the codes.

The board of directors also has adopted Guidelines on Significant Corporate Governance Issues, or our Corporate Governance Guidelines, that set forth guidelines for the operation of the board of directors and its committees. The board periodically reviews our governance practices and procedures, evaluating them against corporate governance best practices.

Our Code of Conduct and Ethics, our Officers Code of Ethics and our Corporate Governance Guidelines are available on our web site at www.aglresources.com. They also are available to any shareholder upon request to our Corporate Secretary at AGL Resources Inc. at P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table presents the number of shares of AGL Resources common stock beneficially owned by each director, each named executive officer and by all executive officers and directors as a group as of December 31, 2013, based on information furnished by them to us. Our named executive officers are those individuals named in the Summary Compensation Table under the caption “Executive Compensation.”

Beneficial ownership as reported in the table below has been determined in accordance with SEC regulations and includes shares of common stock which may be acquired within

60 days after December 31, 2013, upon the exercise of outstanding stock options but excludes shares and share equivalents held under deferral plans which are disclosed in a separate column. Unless otherwise indicated, all directors and executive officers have sole voting and investment power with respect to the shares shown. As of December 31, 2013, no individual director, named executive officer, or executive officers and directors as a group owned beneficially 1% or more of our common stock.

Name	Shares of Common Stock Beneficially Owned
	Owned Shares	Option Shares(1)	Shares and Share Equivalents Held Under Deferral Plans(2)	Total
Sandra N. Bane	3,410	0	12,301	15,711
Thomas D. Bell, Jr.	28,654	0	0	28,654
Norman R. Bobins(3)	8,700	0	0	8,700
Charles R. Crisp	12,874	0	13,532	26,406
Brenda J. Gaines	8,010	0	0	8,010
Arthur E. Johnson	4,338	0	44,589	48,927
Wyck A. Knox, Jr.	12,122	0	42,894	55,016
Dennis M. Love	31,497	0	39,113	70,610
Charles H. McTier	2,400	0	18,425	20,825
Dean R. O’Hare	18,707	0	864	19,571
Armando J. Olivera	1,875	0	9,670	11,545
John E. Rau(4)	17,253	0	0	17,253
James A. Rubright	17,923	0	24,329	42,252
John W. Somerhalder II(5)	148,535	384,400	38,254	571,189
Bettina M. Whyte	14,234	0	15,171	29,405
Henry C. Wolf	27,287	0	12,344	39,631
Andrew W. Evans	66,967	0	0	66,967
Henry P. Linginfelter	67,575	26,900	40	94,515
Paul R. Shlanta	33,411	40,740	0	74,151
Peter I. Tumminello	50,864	12,870	0	63,734
All executive officers and directors as a group (21 persons)(6)	606,349	477,310	271,526	1,355,185

(1)	Reflects the shares that may be acquired upon exercise of stock options granted under the AGL Resources Inc. Omnibus Performance Incentive Plan, as Amended and Restated (which we refer to as the OPIP), the Long-Term Incentive Plan (1999) (which we refer to as the Long-Term Incentive Plan) and which was the predecessor plan to the OPIP, or under the Officer Incentive Plan.

(2)	Represents shares of common stock, common stock equivalents and accrued dividend credits held for non-employee directors under the 1998 Common Stock Equivalent Plan for Non-Employee Directors, which we refer to as the Common Stock Equivalent Plan, and, for the named executive officers, under the Nonqualified Savings Plan. The common stock equivalents track the performance of AGL Resources common stock and are payable in cash. The shares and share equivalents may not be voted or transferred by the participants.

(3)	Includes 502 shares held in a trust for which Mr. Bobins has sole voting and investment power with respect to the shares.

(4)	Includes 4,610 shares held in a trust for which Mr. Rau has sole voting and investment power with respect to the shares.

(5)	Includes 43,000 shares held in a trust for which Mr. Somerhalder has sole voting and investment power with respect to the shares.

(6)	Includes 29,713 shares and 12,400 option shares for which a member of the group who is not a named executive officer has shared voting and investment power.

Owners of More Than 5% of AGL Resources Common Stock

We are aware of the following shareholders who beneficially own more than 5% of AGL Resources common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,342,986	(1)	7.9%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,656,960	(2)	8.1%

(1)	Based on the Schedule 13G/A filed with the SEC on January 28, 2014, in which BlackRock, Inc. reported that it holds all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act and has sole voting power with respect to 8,167,090 of its shares and sole dispositive power with respect to all of its shares.

(2)

Based on the Schedule 13G/A filed with the SEC on February 10, 2014, in which The Vanguard Group, Inc. (“Vanguard”) reported that it holds all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act and has sole voting power of 262,565 of the total shares, sole dispositive power of 9,506,245 of the total shares and shared dispositive power of 150,715 of the total shares. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of

Vanguard, is the beneficial owner of 150,715 shares or 0.12% of the common stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts, and as such, VFTC directs the voting of these 150,715 shares; and (ii) the Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 111,850 shares or 0.09% of the common stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings, and as such, VIA directs the voting of these 111,850 shares.

DIRECTOR COMPENSATION

General

A director who is an employee of the Company receives no additional compensation for his or her services as a director. A director who is not an employee (a non-employee director) receives compensation for his or her services as described in the following paragraphs. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board and committee meetings.

Annual Retainer

Each non-employee director receives an annual retainer for service as a director on the first day of each annual service term. The amount and form of the annual retainer are fixed from time to time by resolution of the board. For 2013, the annual retainer was $190,000, of which $95,000, or the Cash Portion, was payable in cash and $95,000, or the Equity Portion, was payable in shares of our common stock on the first day of the annual service term. Alternatively, a director may choose to receive his or her entire retainer (including the Cash Portion) in shares of our common stock, or to defer the retainer under the Common Stock Equivalent Plan.

Amounts deferred under the Common Stock Equivalent Plan are invested in common stock equivalents that track the performance of our common stock and are credited with equivalents to dividend payments that are made on our common stock. Common stock equivalents may not be voted or transferred. At the end of a participating non-employee director’s board service, he or she receives a cash distribution based on the then-current market value of his or her common stock equivalents and dividend equivalents.

Non-employee directors do not receive additional compensation for attending board or committee meetings.

Committee Chair and Lead Director Retainer

Committee chairs receive an additional annual retainer on the first day of each annual service term. For 2013, the additional annual retainer for each committee chair was $15,000, and the additional annual retainer for the Lead Director was $25,000. The committee chair and Lead Director retainers were payable, at the election of each director, in cash or shares of our common stock, or they were deferred under the Common Stock Equivalent Plan.

2013 Non-Employee Director Compensation Paid

The following table summarizes compensation earned and paid to or deferred by each non-employee director for service as a director during 2013.

2013 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)(3)(4)	All Other Compensation ($)	Total ($)
Sandra N. Bane	95,000	95,000	—	190,000
Thomas D. Bell, Jr.	95,000	95,038	—	190,038
Norman R. Bobins	95,000	95,038	—	190,038
Charles R. Crisp	91,250	95,038	—	186,288
Brenda J. Gaines	95,000	95,038	—	190,038
Arthur E. Johnson	136,250	95,000	—	231,250
Wyck A. Knox, Jr.	95,000	95,000	—	190,000
Dennis M. Love	0	205,006	—	205,006
Charles H. McTier	95,000	95,000	—	190,000
Dean R. O’Hare	95,000	95,038	—	190,038
Armando J. Olivera	0	190,000	—	190,000
John E. Rau	0	190,033	—	190,033
James A. Rubright	110,000	95,038	—	205,038
Bettina M. Whyte	95,000	115,038	—	210,038
Henry C. Wolf	5,000	200,030	—	205,030

(1)	Reflects the aggregate annual retainer, and any chair or Lead Director retainers, paid to each director in 2013. Half of the $190,000 annual retainer is paid in stock or may be deferred as common stock equivalents. The other half of the annual retainer, and any chair or Lead Director retainers, may be paid in cash or stock (or deferred as common stock equivalents), at the election of the director.

(2)	Reflects the aggregate grant date fair value of these stock awards, which include shares of our common stock and common stock equivalents, computed in accordance with FASB ASC Topic 718, the Financial Accounting Standards Board’s authoritative guidance related to stock compensation (“FASB ASC Topic 718”). The assumptions used in calculating these amounts are incorporated by reference to Note 7—“Stock-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 6, 2014.

(3)	The following table presents the grant date fair value for each stock award, which includes shares of our common stock and common stock equivalents, made to each non-employee director during 2013.

Name		Date of Grant – 4/30/13 ($)	Total Grant Date Fair Value ($)
Sandra N. Bane	Common Stock Equivalent	95,000	95,000
Thomas D. Bell, Jr.	Common Stock	95,038	95,038
Norman R. Bobins	Common Stock	95,038	95,038
Charles R. Crisp	Common Stock	95,038	95,038
Brenda J. Gaines	Common Stock	95,038	95,038
Arthur E. Johnson	Common Stock Equivalent	95,000	95,000
Wyck A. Knox, Jr.	Common Stock Equivalent	95,000	95,000
Dennis M. Love	Common Stock	205,006	205,006
Charles H. McTier	Common Stock Equivalent	95,000	95,000
Dean R. O’Hare	Common Stock	95,038	95,038
Armando J. Olivera	Common Stock Equivalent	190,000	190,000
John E. Rau	Common Stock	190,033	190,033
James A. Rubright	Common Stock	95,038	95,038
Bettina M. Whyte	Common Stock Equivalent	95,000
	Common Stock	20,038	115,038
Henry C. Wolf	Common Stock	200,030	200,030

(4)	The aggregate number of stock awards, which includes shares of our common stock and common stock equivalents, for each of the non-employee directors outstanding at December 31, 2013, was as follows:

Name	Shares Outstanding (#)	Common Stock Equivalents Outstanding (#)(a)	Total Stock Awards Outstanding (#)(a)
Sandra N. Bane	3,410	12,301	15,711
Thomas D. Bell, Jr.	25,141	0	25,141
Norman R. Bobins	6,443	0	6,443
Charles R. Crisp	12,874	13,532	26,406
Brenda J. Gaines	5,506	0	5,506
Arthur E. Johnson	8,234	44,589	52,823
Wyck A. Knox, Jr.	11,575	42,894	54,469
Dennis M. Love	32,755	39,113	71,868
Charles H. McTier	1,000	18,425	19,425
Dean R. O’Hare	16,707	864	17,571
Armando J. Olivera	1,875	9,670	11,545
John E. Rau	11,009	0	11,009
James A. Rubright	22,523	24,329	46,852
Bettina M. Whyte	12,859	15,171	28,030
Henry C. Wolf	31,260	12,344	43,604

(a)	Includes dividend equivalents.

Share Ownership and Holding Period Requirements for Non-Employee Directors

In order to serve on our board, directors are required to own shares of our common stock. Our share ownership guidelines for non-employee directors require that non-employee directors own shares of our common stock having a value of at least $475,000, which represents five times the value of the Equity Portion of the annual retainer. Each director has five years from the date of his or her initial election to meet the share ownership requirement. Common stock equivalents and shares issuable upon the exercise of vested stock options are included in the determination of the ownership guideline amount. We believe that the equity component of non-employee director compensation serves to further align the interests of the non-employee directors with the interests of our shareholders.

Under the terms of the Amended and Restated 2006 Non-Employee Directors Equity Compensation Plan (which we refer to as the 2006 Directors Plan), non-employee directors are required to hold shares awarded under such plan until the earlier of (i) five years from the date of the initial stock award or subsequent stock grant; (ii) termination of the non-employee director’s service; or (iii) a change in control of the Company. Shares subject to the holding period include all shares issued in connection with the initial stock award under the plan and all shares issued under the plan in payment of all or part of a director’s annual retainer.

PROPOSAL 1—ELECTION OF DIRECTORS

GENERAL

The board of directors presently consists of sixteen members, fifteen of whom are non-employee directors. At the 2014 annual meeting, fifteen directors will stand for re-election and one current non-employee director will retire.

Vote Requirements for Election

Our bylaws provide that directors are elected by a plurality of the votes cast by shareholders at a meeting at which a quorum is present. Our bylaws, while not changing the requirement for a plurality vote in the election of directors, require additionally that any director nominee in an uncontested election who does not receive the affirmative vote of a majority of the votes cast (including votes to withhold authority) with respect to that director’s election must promptly tender his or her resignation to the board following certification of the shareholder vote. The requirement that a director tender his or her resignation if he or she does not receive a majority of the votes cast does not apply in the case of a contested election where the number of nominees exceeds the number of directors to be elected.

Following such a tender of resignation, the Nominating, Governance and Corporate Responsibility Committee, excluding any director tendering his or her resignation if he or she is a member of the Nominating, Governance and Corporate Responsibility Committee, will make a recommendation to the board as to whether to accept or reject the resignation or whether other action should be taken. The board will then act on the Nominating, Governance and Corporate Responsibility Committee’s recommendation and publicly disclose its decision and rationale within 90 days after the date of the certification of the election results. The director who tenders his or her resignation will not participate in the board’s decision. If the director’s resignation is not accepted by the board, the director shall continue to serve until his or her successor is duly elected or until his or her earlier death, resignation or removal. If the director’s resignation is accepted by the board of directors, any resulting vacancy may be filled as provided in the bylaws or the board of directors may decrease the size of the board.

If a majority of the Nominating, Governance and Corporate Responsibility Committee does not receive a majority of the votes cast in their respective elections, then the independent members of the board who did not fail to receive a majority of the votes cast will appoint a committee from among themselves to consider the resignation offers and recommend to the board whether to accept them. If the only directors who did not fail to receive a majority of the votes cast constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Board Member and Nominee Qualifications

The experience, qualifications, attributes and skills that our board of directors considered in concluding that each of the current members of the board of directors and each of the nominees for election at the 2014 annual meeting should serve as a director include: (1) geographic representation (representative of our service territories); (2) diversity of professional skills and experience; (3) diversity of age, gender and race; (4) energy industry experience; and (5) community relations within our service territories.

When an incumbent director is up for re-election, the Nominating, Governance and Corporate Responsibility Committee reviews the performance, skills and characteristics of such incumbent director before making a determination to recommend that the full board nominate him or her for re-election.

A description of the specific experience, qualifications, attributes and skills that led our board of directors to conclude that each of the continuing members of the board of directors and each of the nominees should serve as a director follows the biographical information of each director and nominee below.

The board of directors, based on the recommendation of its Nominating, Governance and Corporate Responsibility Committee, has nominated Sandra N. Bane, Thomas D. Bell, Jr., Norman R. Bobins, Charles R. Crisp, Brenda J. Gaines, Arthur E. Johnson, Wyck A. Knox, Jr., Dennis M. Love, Dean R. O’Hare, Armando J. Olivera, John E. Rau, James A. Rubright, John W. Somerhalder II, Bettina M. Whyte and Henry C. Wolf for election as directors at the annual meeting. All of the nominees are current directors of the Company. If elected, each of the nominees will hold office for a one-year term expiring at the annual meeting of shareholders in 2015. Each of the nominees has agreed to serve as a director if elected by the shareholders.

If any nominee becomes unable to stand for election, the board may:

•

designate a substitute nominee, in which case the proxies and the trustee of the AGL 401(k) Plan, as applicable, will vote all valid proxies for the election of the substitute nominee named by the board;

•	allow the vacancy to remain open until a suitable candidate is located; or

•	reduce the authorized number of directors accordingly.

Under our bylaws, any director who attains his or her 75th birthday will no longer be eligible to be an active director of the Company upon the completion of the term for which he or she was elected. Accordingly, Mr. Charles H. “Pete” McTier’s term will expire at the 2014 annual meeting. Mr. McTier has served on our board of directors for seven years. During his tenure, Mr. McTier’s roles included service on the board’s Corporate Development, Environmental and Corporate Responsibility Committee, Audit Committee and Nominating, Governance and Corporate Responsibility Committee. Mr. McTier’s dedication, insight and extraordinary service are greatly appreciated.

Nominees For Election

Sandra N. Bane, former audit partner with KPMG LLP from 1985 until her retirement in 1998; head of the Western Region’s Merchandising practice at KPMG LLP and partner in charge of the region’s Human Resources department for two years; accountant with increasing responsibilities at KPMG LLP from 1975 until 1996; currently a director of Big 5 Sporting Goods Corporation and Transamerica Asset Management Group, a mutual fund company; and formerly a director of PETCO Animal Supplies, Inc. Ms. Bane, 61, has been a director of AGL Resources since February 2008.

Ms. Bane brings many years of experience as an audit partner at KPMG with extensive financial accounting knowledge that is critical to our board of directors. Ms. Bane’s experience with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective and as a board member and audit committee member of other public companies makes her an invaluable asset to our board of directors.

Thomas D. Bell, Jr., Chairman of Mesa Capital Partners, LLC, a real estate investment firm, since 2011; former Chairman of SecurAmerica LLC, a provider of premium contract security services, from January 2010 to September 2012; former Chairman and Chief Executive Officer of Cousins Properties Incorporated, a fully integrated real estate investment trust, from December 2006 until July 2009; President and Chief Executive Officer of Cousins Properties Incorporated from January 2002 until December 2006; real estate consultant to Credit Suisse First Boston from August 2001 until January 2002; special limited partner at Forstmann Little from January 2001 until July 2001; Chairman and Chief Executive Officer of Young & Rubicam, Inc. from January 2000 until November 2000; President and Chief Operating Officer of Young & Rubicam, Inc. from September 1999 until January 2000; Chairman and Chief Executive Officer of Young & Rubicam Advertising from March 1998 until August 1999; currently a director of Regal Entertainment Group, Norfolk Southern Corporation and the US Chamber of Commerce; and formerly a director of Cousins Properties Incorporated, Credit Suisse First Boston, Credit Suisse Group and Lincoln Financial Group. Mr. Bell, 64, has been a director of AGL Resources since July 2004. Mr. Bell previously served as a director of AGL Resources from July 2003 until April 2004.

Mr. Bell’s extensive experience as a chief executive officer and chief operating officer of public companies demonstrates his leadership capability and business acumen. His experience with complex financial and operational issues in the real estate industry along with his service on the board of directors of a variety of public companies, including such companies’ audit and compensation committees, brings valuable financial, operational and strategic expertise to our board of directors.

Norman R. Bobins, Chief Executive of Norman Bobins Consulting LLC, an independent consulting firm, since 2008; Chairman of The PrivateBank—Chicago since 2008; President and Chief Executive Officer of ABN AMRO North America from 2006 to 2007; Senior Executive Vice President of ABN AMRO Bank N.V. from 2002 to 2007; President and Chief Executive Officer of LaSalle Bank Corporation from 2003 to 2007; Chairman, President and Chief Executive Officer of LaSalle Bank from 2000 to 2007; President of LaSalle Bank Midwest from 2005 to 2007; and currently a director of AAR Corp., PrivateBancorp, Inc. and SIMS Metal Management. Mr. Bobins, age 71, has been a director of AGL Resources since December 2011 and was a director of Nicor Inc. from 2007 to 2011.

Mr. Bobins has held several senior executive positions at various banking institutions, including LaSalle Bank Corporation, which was one of the largest bank holding companies in the Midwest, and where Mr. Bobins served as chairman, chief executive officer and president. Mr. Bobins’ extensive knowledge of and experience in banking and finance and his prominent position in the Midwestern business community qualify him to serve on our board of directors. We also benefit from Mr. Bobins’ extensive experience in leadership roles with numerous business, civic and philanthropic organizations in the Chicago area, which helps provide our Company with important business insights and access to other business leaders.

Charles R. Crisp, former President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell Oil Company, which provided energy-related products and services associated with wholesale natural gas and power, from 1999 until his retirement in October 2000; President and Chief Operating Officer of Coral Energy, LLC from 1998 until 1999; joined Houston Industries in 1996 and served as President of its domestic power generation group until 1998; served as President, Chief Operating Officer and a director of Tejas Gas Corporation from 1988 until 1996; joined Houston Pipe Line Co. in 1985 where he served as a Vice President, Executive Vice President and President until 1988; served as Executive Vice President of Perry Gas Companies Inc. from 1982 until 1985; began his career in the energy industry in 1969 with Conoco Inc. where he held various engineering, operations and management positions from 1969 until 1982; and currently a director of EOG Resources Inc., IntercontinentalExchange Group, Inc. (“ICE”), NYSE Liffe U.S., LLC, a subsidiary of ICE, and Targa Resources Corp. Mr. Crisp, 66, has been a director of AGL Resources since April 2003.

Mr. Crisp’s extensive energy experience is critical to our board of directors. Mr. Crisp’s vast understanding of many aspects of our industry and his experience serving on the board of directors of three other public companies in the energy industry are invaluable. In addition, Mr. Crisp’s leadership and business experience and deep knowledge of various sectors of the energy industry provide our board of directors with crucial insight.

Brenda J. Gaines, former Chief Executive Officer of Diners Club North America, a division of Citigroup, a charge and credit card services company, from 2002 until her retirement in 2004; President of Diners Club North America from 1999 to 2004; Executive Vice President-Corporate Card Sales of Diners Club North America from 1994 to 1999; currently a director of Federal National Mortgage Association (Fannie Mae) and Tenet Healthcare Corporation; and formerly a director of CNA Financial Corporation and Office Depot, Inc. Ms. Gaines, 64, has been a director of AGL Resources since December 2011 and was a director of Nicor Inc. from 2006 to December 2011.

Ms. Gaines has more than 25 years of experience working in the corporate and government arenas. She served as the deputy chief of staff and commissioner of housing for the City of Chicago. She has substantial training in corporate governance and has served as a speaker and panel member in various Risk Metrics certified courses on corporate governance, particularly those focusing on audit committees. As senior vice president, president and chief executive officer of Diners Club North America, Ms. Gaines led the activities for the North American franchise of the $29 billion Diners Club International network.

Ms. Gaines’ business leadership skills, marketing knowledge, experience in government service and on the boards of directors of other companies qualify Ms. Gaines to serve on our board of directors. In addition,

Ms. Gaines’ corporate governance training and experience provides our board of directors with valuable insight and expertise.

Arthur E. Johnson, Lead Director of our board of directors since April 2009; former Senior Vice President, Corporate Strategic Development, of Lockheed Martin Corporation, an advanced technology company engaged in research, design, development, manufacture and integration of advanced technology systems, from 2001 until his retirement in March 2009; Vice President, Corporate Strategic Development, of Lockheed Martin Corporation from 1999 until 2001; President and Chief Operating Officer of Lockheed Martin Corporation Information and Services Sector from 1997 until 1999; President of Lockheed Martin Corporation Systems Integration Group from April 1996 until August 1997; President of Loral Corporation Federal Systems Group from 1994 until 1996; currently a director of Booz Allen Hamilton Inc., Eaton Corporation and an independent trustee of Fidelity Investments Fixed Income and Asset Allocation Funds; and formerly a director of Delta Air Lines Inc. and IKON Office Solutions Corporation. Mr. Johnson, 67, has been a director of AGL Resources since February 2002.

Mr. Johnson brings many years of experience in senior management with significant responsibilities in the areas of large company management and operations, business strategy development and strategic partnerships, which provide valuable insight to our board of directors. As we continue to evaluate growth opportunities, Mr. Johnson’s strategic planning insights have proven to be significantly beneficial to our board of directors. He also possesses extensive experience in the area of information services and technology that is extremely valuable to our board of directors. In addition, Mr. Johnson’s service on the board of directors of other public companies brings valuable experience and insight to our board of directors.

Wyck A. Knox, Jr., retired partner in, and former Chairman of the Executive Committee (for four years) of, the law firm of Kilpatrick Stockton LLP, now Kilpatrick Townsend & Stockton, LLP, or a predecessor firm, from 1976 until his retirement in 2007; Chairman and Chief Executive Officer of Knox Rivers Construction Company from 1976 until 1995; and currently a director and Chairman of nBank Corp. Mr. Knox, 73, has been a director of AGL Resources since November 1998.

With over 46 years of legal experience and deep-rooted affiliations with a diverse array of business, political and philanthropic organizations in Georgia, Mr. Knox brings immense insight to the board of directors from the perspective of one of our largest service territories.

Dennis M. Love, Chairman of the Board and Chief Executive Officer of Printpack Inc., which manufactures flexible and rigid packaging materials used primarily for consumer products, since 1987; currently a director of Oxford Industries, Inc.; and formerly a director of Caraustar Industries, Inc. Mr. Love, 58 has been a director of AGL Resources since October 1999.

Mr. Love’s more than 25 years of experience as a chief executive officer brings key senior management and operational experience to our board of directors. Mr. Love’s successful management and growth of his family- owned business to include international operations demonstrate his business strategy and acumen. His service on the nominating, compensation and governance committee of the board of directors of Oxford Industries also provides valuable insight on public company governance and compensation practices.

Dean R. O’Hare, former Chairman and Chief Executive Officer of The Chubb Corporation, a multi-billion dollar organization providing property and casualty insurance for personal and commercial customers worldwide, from 1988 until his retirement in November 2002; President of The Chubb Corporation from 1986 until 1988; Chief Financial Officer of The Chubb Corporation from 1980 until 1986; various other positions with increasing responsibility at The Chubb Corporation until being named officer from 1963 until 1972; currently a director of Fluor Corporation; and formerly a director of HJ Heinz Company. Mr. O’Hare, 71, has been a director of AGL Resources since August 2005.

As the former chief executive officer and chief financial officer of a Fortune 500 company with over 30 years of global business experience, Mr. O’Hare is a valuable member of our board of directors. Mr. O’Hare brings significant large public company operational, financial and corporate governance experience to our board of directors and his experience and relationships in one of our largest service territories, along with his service on the compensation committee and as chairman of the governance committee of the board of directors of Fluor Corporation, provide key insight to our board of directors. Mr. O’Hare’s extensive experience with the Chubb Corporation also brings valuable risk management experience to our board of directors.

Armando J. Olivera, former President and Chief Executive Officer, Florida Power & Light Company (“FP&L”), an electric utility services company with over $10 billion in annual revenue, from June 2003 until his retirement in May 2012; various other positions with increasing responsibility at FP&L from 1972 to 2003; currently a director of Fluor Corporation; and formerly a director of FP&L. Mr. Olivera, 64, has been a director of AGL Resources Inc. since December 2011 and was a director of Nicor Inc. from 2008 to December 2011.

Mr. Olivera was a 40-year veteran of FP&L. Throughout his career at FP&L, he served in several senior executive positions, including president and chief executive officer at the time of his retirement.

Mr. Olivera’s experience in and understanding of utility regulation, operations and finance as well as his strong business leadership skills qualify him to serve on our board of directors. He has served in a leadership role on a number of electric utility industry groups including chairman of the Florida Reliability Council, chairman of the Association of Edison Illuminating Companies and president of the Southeastern Electric Exchange. He also has served in a number of community and educational organizations. He is currently a trustee of Miami Dade College and Cornell University and a director of Cornell Atkinson Sustainability Center and Classical South Florida Radio Station.

John E. Rau, President and Chief Executive Officer of Miami Corporation, a private asset management firm, since December 2002; Chairman of Chicago Title and Trust Company Foundation, a charitable foundation, since March 2000; President and Chief Executive Officer of Chicago Title Corporation, a financial services corporation, from January 1997 to March 2000; currently a director of First Industrial Realty Trust, Inc. and BMO Financial Corp./BMO Harris Bank, N.A.; and previously a director of BorgWarner Inc. and Wm. Wrigley Jr. Company. Mr. Rau, 65, has been a director of AGL Resources since December 2011, was a director of Nicor Inc. from 1998 to December 2011 and Nicor Inc.’s lead director from 2006 to 2011.

Mr. Rau is the chief executive officer of Miami Corporation, a private investment management company. He has served as chief executive officer at two major public companies and dean of Indiana University’s Kelley School of Business. Mr. Rau also has served in leadership roles at numerous business, civic and philanthropic organizations. He has authored several dozen nationally published essays and reviews and a book on the characteristics of successful chief executive officers.

Mr. Rau’s strong leadership skills, his service on other boards of directors and his extensive knowledge of banking, finance, economics and real estate qualify him to serve on our board of directors. Mr. Rau’s prominent position in the Midwestern business community helps provide our Company with a wide variety of business insights and access to other business leaders.

James A. Rubright, former Chairman and Chief Executive Officer of RockTenn Company, an integrated paperboard and packaging company, from 1999 until his retirement in October 2013; and Executive Vice President of Sonat, Inc., an energy company, from 1994 until 1999; currently, Mr. Rubright is a principal in Privet Fund Management, LLC, a hedge fund management company, and is a director of Forestar Group, Inc.; and formerly a director of Avondale, Inc., Oxford Industries, Inc. andRockTenn Company. Mr. Rubright, 67, has been a director of AGL Resources since August 2001.

Mr. Rubright’s experience on the board of directors of a variety of public companies along with his proven success as the chief executive officer of a large public company demonstrates his leadership capability and extensive knowledge of complex financial and operational issues that public companies face. In addition, his experience as a chief executive officer of a Fortune 500 company brings vital senior management experience and business acumen to our board of directors. Mr. Rubright’s extensive experience in the natural gas industry provides valuable insight to our board of directors. Mr. Rubright’s unique background brings a deep understanding of operations and strategy with an added layer of risk management experience that is an important aspect of the composition of our board of directors.

John W. Somerhalder II, our Chairman since October 2007 and our President and Chief Executive Officer since March 2006; Executive Vice President of El Paso Corporation, a natural gas and related energy products provider and owner of North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers, from 2000 until May 2005, where he continued service under a professional services agreement from May 2005 until March 2006; President, El Paso Pipeline Group from 2001 until 2005; President of Tennessee Gas Pipeline Company, an El Paso company from 1996 until 1999; President of El Paso Energy Resources Company from April 1996 until December 1996; Senior Vice President, Operations and Engineering, El Paso Natural Gas Company from 1992 until 1996; Vice President, Engineering, El Paso Natural Gas Company from 1986 until 1990; from 1977 until 1990, various other positions with increasing responsibility at El Paso Corporation and its subsidiaries until being named an officer in 1990; and currently a director of AGL Resources Inc., Quicksilver Gas Services GP LLC, Crestwood Gas Services GP LLC and Crestwood Equity Partners LP. Mr. Somerhalder, 58, has been a director of AGL Resources since March 2006.

With over 30 years of energy industry experience at almost every level of a large public company, Mr. Somerhalder is well positioned to lead our management team and provide essential insight and guidance to the board of directors from an inside perspective of the day-to-day operations of the Company, along with experience and comprehensive knowledge of the natural gas industry.

Bettina M. Whyte, Managing Director and Senior Advisor, Alvarez & Marsal Holdings, LLC, a leading independent global professional services firm, since January 2011; Chairman of the Advisory Board of Bridge Associates, LLC, a leading turnaround, crisis and interim management firm, from October 2007 until December 2010; Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 2007; Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006; Partner and National Director of Business Turnaround Services, Price Waterhouse LLP from 1990 until 1997; and currently a director of Akal Security, Inc., Amerisure Companies, RockTenn Company and Annie’s, Inc. Ms. Whyte, 64, has been a director of AGL Resources since October 2004.

Ms. Whyte has vast experience in the financial and operational restructuring of complex businesses, and her service as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies is essential to our board of directors. Her experience on the board of directors of other public companies and her insight on financial and operational issues add value to our board of directors.

Henry C. Wolf, former Vice Chairman and Chief Financial Officer of Norfolk Southern Corporation, a holding company that controls a major freight railroad and owns a natural resources company and telecommunications company, from 1998 until his retirement in 2007; Executive Vice President Finance of Norfolk Southern Corporation from 1993 until 1998; Vice President-Taxes of Norfolk Southern Corporation from 1991 until 1993; various other positions with increasing responsibility at Norfolk Southern Corporation in the finance division from 1973 until 1991; and currently a director of Hertz Global Holdings, Inc. and Colonial Williamsburg Co. and a trustee of Colonial Williamsburg Foundation. Mr. Wolf, 71, has been a director of AGL Resources since April 2004.

Mr. Wolf’s unique professional background of over 40 years of experience with legal, financial, tax and accounting matters along with his demonstrated executive level management skills make him an important advisor. His skills are a vital asset to our board of directors at a time when accurate and transparent accounting, a sound financial footing and exemplary governance practices are essential. In addition, his background in strategic planning and experience with mergers and acquisitions in a regulated environment represent an important resource for the Company.

Under our Guidelines on Significant Corporate Governance Issues, each member of the board of directors is required to attend the annual meeting of shareholders unless unavoidable circumstances preclude attendance. All of our then current directors attended our 2013 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR ALL” OF THE ABOVE NOMINEES.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors is composed of eight directors, each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s web site at www.aglresources.com.

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for 2013 with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by applicable audit standards adopted by the Public Company Accounting Oversight Board, including Auditing Standard No. 16, “Communication with Audit Committees,” regarding PricewaterhouseCoopers’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting. In addition, the Audit Committee has discussed with PricewaterhouseCoopers its independence from the Company and from Company management, including the matters in the written disclosures and the letter provided to the Audit Committee by PricewaterhouseCoopers as required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended that the board of directors approve the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for 2013 for filing with the SEC.

Henry C. Wolf (Chair)

Sandra N. Bane

Norman R. Bobins

Brenda J. Gaines

Wyck A. Knox, Jr.

Dennis M. Love

Charles H. McTier

Dean R. O’Hare

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as our independent registered public accounting firm and audited our annual financial statements for the fiscal year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013.

PricewaterhouseCoopers has served as our principal independent registered public accounting firm since 2003.

The Audit Committee has appointed PricewaterhouseCoopers to be our independent registered public accounting firm for the fiscal year ending December 31, 2014. The shareholders are asked to ratify this appointment at the annual meeting. In the event shareholders do not ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2014, the Audit Committee will review its future selection of our independent registered public accounting firm.

Representatives of PricewaterhouseCoopers will attend the annual meeting and will have the opportunity to make a statement if they so desire. They will also be available to answer appropriate questions.

Audit and Non-Audit Fees

The following table summarizes certain fees billed by PricewaterhouseCoopers for 2013 and 2012:

Fee Category:	2013	2012
Audit fees	$3,589,435	$3,264,734
Audit-related fees	132,000	70,154
Tax fees	51,561	77,436
All other fees	27,000	4,300

Total fees	$3,799,996	$3,416,624

Set forth below is a description of the nature of the services that PricewaterhouseCoopers provided to us in exchange for such fees.

Audit Fees

Represents fees PricewaterhouseCoopers billed us for the audit of our annual financial statements and the review of our quarterly financial statements and for services normally provided in connection with statutory and regulatory filings. These include fees incurred in meeting the internal control over financial reporting compliance requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as well as audit fees for Northern Illinois

Gas Company, a subsidiary that was an SEC reporting company until January 2013, and audits of several subsidiaries.

Audit-Related Fees

Represents fees PricewaterhouseCoopers billed us for audit and review-related services, including services relating to the issuance of a SSAE 16 review report on internal controls associated with Atlanta Gas Light Company’s customer information system, prepared for certificated retail marketers of natural gas in Georgia, potential acquisitions and dispositions and the audit of employee benefit plan financial statements.

Tax Fees

Represents fees PricewaterhouseCoopers billed us for tax compliance, planning and advisory services.

All Other Fees

Represents fees PricewaterhouseCoopers billed us for our attendance of accounting and tax conferences.

The Audit Committee pre-approved all of the above audit, audit-related, tax and other fees of PricewaterhouseCoopers, as required by the pre-approval policy described below.

Audit Committee Audit and Non-Audit Services Approval Policy

Consistent with rules and regulations pursuant to the Sarbanes-Oxley Act of 2002 regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm. In recognition of this responsibility, the Audit Committee adopted a policy that requires specific Audit Committee approval before any services are provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year and an estimate of the related fees for (1) audit services, (2) audit-related services, (3) tax services, and (4) all other services. The Audit Committee pre-approves these services by category of service and budget amount. The services and fees must be deemed compatible with the maintenance of the independent registered public accounting firm’s independence. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires that management obtain specific approval from the Audit Committee before engaging the independent registered public accounting firm.

The Audit Committee may delegate approval authority to one or more of its members. The member to whom such authority is delegated must present for ratification any approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the board of directors is composed of eight directors, each of whom is an independent director, as defined under the listing standards of the New York Stock Exchange and the Company’s Standards for Determining Director Independence. The Compensation and Management Development Committee operates under a written charter adopted by the board of directors, a copy of which is available on the Company’s web site at www.aglresources.com.

The Compensation and Management Development Committee has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this proxy statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the board of directors that the CD&A be included in the Company’s 2013 annual report on Form 10-K and in this proxy statement.

Bettina M. Whyte (Chair)

Sandra N. Bane

Thomas D. Bell, Jr.

Norman R. Bobins

Charles R. Crisp

Armando J. Olivera

James A. Rubright

Henry C. Wolf

The information contained in the Compensation and Management Development Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the Compensation and Management Development Committee, or the Compensation Committee, during 2013: Sandra N. Bane, Thomas D. Bell, Jr., Norman R. Bobins, Charles R. Crisp, Armando J. Olivera, James A. Rubright, Bettina M. Whyte (Chair) and Henry C. Wolf. None of such persons was, during 2013 or previously, an officer or employee of AGL Resources or any of its subsidiaries and each such person was an independent director as defined under the listing standards of the New York Stock Exchange and our Standards for Determining Director Independence. There were no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this proxy statement. None of the members of the Compensation Committee had any relationship requiring disclosure under “Certain Relationships and Related Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of our compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2013, who are listed below:

Name	Title
John W. Somerhalder II	Chairman of the Board, President and Chief Executive Officer
Andrew W. Evans	Executive Vice President and Chief Financial Officer
Henry P. Linginfelter	Executive Vice President, Distribution Operations
Paul R. Shlanta	Executive Vice President, General Counsel, and Chief Ethics and Compliance Officer
Peter I. Tumminello	Executive Vice President, Wholesale Services, and President of Sequent Energy Management (Sequent)

Compensation Philosophy

Our compensation program is designed to reward employees for achieving our strategic and financial objectives; to attract, retain, motivate and reward top executive talent; and to foster long-term value creation for the Company and its shareholders. In support of this, our program is intended to:

•

align executives’ interests with those of our shareholders by creating a strong focus on stock ownership and basing pay on performance measures that are expected to drive long-term, sustained shareholder value growth;

•	include a strong link between pay and performance, by placing a significant portion of compensation “at risk” based on Company and business unit performance;

•

assure the Company’s access to top executive talent and protect against competitor recruitment through compensation opportunities that are market competitive and commensurate with the executives’ responsibilities, experience and demonstrated performance; and

•

reinforce business strategies and reflect the Company’s core values by rewarding desired performance, promoting desired competencies and recognizing contributions to business success that are consistent with those core values.

How We Tie Pay to Company Performance

Our program is structured so that a significant portion of target total direct compensation for our executives is contingent on our achievement of certain goals and targets related to financial and operational performance, and our total shareholder return relative to our peer group. We believe these performance criteria strengthen the alignment between executive pay and value-creation for our shareholders.

There are three elements of total direct compensation in our compensation program: base salary, annual incentive, and long-term equity awards. Our annual incentive awards, which are paid in cash, are considered to be “at risk” compensation because they are conditioned upon our achievement of pre-established performance goals. Annual incentive awards for Messrs. Somerhalder, Evans, Linginfelter and Shlanta are based upon achievement of a Plan EPS goal and business unit goals, while Mr. Tumminello’s annual incentive award is based primarily on Plan Earnings of Sequent Energy Management, L.P. (“Sequent”), our wholesale services segment.

Our long-term equity awards are also considered to be “at risk” compensation because their value varies with our stock price and their vesting is conditioned upon achievement of pre-established performance goals. Long-term equity awards consist of performance-based restricted stock units, which require achievement of an EBITDA target, and performance share units, which are eligible to vest based on our total shareholder return relative to our peer group over a period of three years.

As shown in the following chart, a significant portion of target total direct compensation for 2013 was at risk for each of our named executive officers.

2013 Performance Highlights.

•	In 2013, our company generated net income of $313 million and diluted earnings per share (EPS) of $2.64, compared to net income of $271 million and diluted EPS of $2.31 in fiscal year 2012.

•	We increased our annual dividend to shareholders by 2%, from $1.84 per share to $1.88 per share, continuing a strong track record of annual dividend increases.

•	We generated total shareholder return (stock price appreciation and dividends) of 47.1% for the three-year period ended December 31, 2013.

•	We achieved strong results in our regulated utility business, driven by higher operating margins from colder-than-normal weather and regulatory infrastructure investments, as well as lower operating expenses.

•

We achieved important legislative and regulatory outcomes during 2013 in several of our state jurisdictions. These programs provide incentives for future rate base growth and investment in our system infrastructure; create jobs and support the economies in the states we serve; and accelerate the recovery of our investments through mechanisms that reduce regulatory lag.

•	We expanded our retail business through strategic acquisitions in key geographic areas and markets, which helped drive strong results in 2013 and establish a platform for future growth.

•

We generated significant economic value in our wholesale services business due primarily to capturing the value of our positions in key Northeastern markets during periods of high market demand and capacity constraints. We also sold our Compass C&I (commercial and industrial) business and recorded a pre-tax gain of $11 million on the sale.

•

We continued to seek ways to optimize our non-regulated natural gas storage assets and position the business for long-term success, despite the continuing challenges of operating in a declining-rate, low-volatility environment.

•	We completed $500 million of long-term (30-year) debt financing at attractive rates relative to historical levels.

2013 Performance and Compensation. Reflecting our pay-for-performance compensation philosophy, the compensation of our named executive officers was directly affected by our financial results in 2013, both with respect to the amount of annual incentive and long-term equity awards earned and to the underlying value of long-term equity awards.

Annual Incentive Awards

•	Our 2013 annual incentive awards were based upon a combination of several goals:

•	Corporate Plan EPS (described on page 48),

•	EBIT and other operating metrics for business units (described on page 50), and

•	Operating and Maintenance expense minus expenses related to Benefits and Incentives (O&M Expense less B&I) for business units (described on page 50).

•	As described above, 2013 was a successful year for the Company, and we met the Plan EPS hurdle and exceeded the target goals under the annual incentive plan. Accordingly, the named executive officers earned an annual incentive plan payout for 2013 equal to 187% of target. Please see the discussion of the annual incentive award program beginning on page 40.

•

We provide a separate annual incentive program for Mr. Tumminello, who leads our wholesale services segment and serves as president of Sequent. Mr. Tumminello’s annual incentive is primarily based upon Sequent’s Plan Earnings, with a smaller component based on the performance of midstream operations (storage and fuels). Based upon 2013 performance, Mr. Tumminello received an incentive plan payout of $733,751 relating to Sequent, and an additional $64,325 for the performance of midstream operations. Please see page 53 for a description of Mr. Tumminello’s incentive program.

Long-Term Incentive Awards

•

In 2013, we continued to grant performance-based restricted stock units (representing 30% of each executive’s target long-term incentive value) and performance share units (representing 70% of each executive’s target long-term incentive value). The restricted stock units include a one-year EBITDA hurdle, followed by a three-year ratable time-based vesting schedule. Because the Company met the EBITDA hurdle, all of the RSUs granted in 2013 converted to time-vesting restricted stock.

•

The performance share units are earned based upon the Company’s relative total shareholder return (RTSR) over a three-year period, compared to a peer group consisting of 12 comparable companies. The performance period for the performance share units granted in 2013 will be completed at the end of 2015.

•

The performance share units granted in 2011, which had a three-year performance period that ended December 31, 2013, were earned at 109% of target because AGL’s RTSR was at the 54.5 percentile relative to its peer group. Please see the discussion of the long-term incentive awards beginning on page 55.

Continuity Agreements

•

Each of our executives has a “continuity agreement” that provides severance pay if the executive’s employment is terminated in certain circumstances in connection with a change in control of the Company. The agreements have a “double-trigger” provision, which means that severance benefits are not provided unless both (i) a change in control occurs and (ii) the executive incurs an involuntary termination within a designated period of time. The continuity agreements were recently renewed for a term that runs through December 31, 2015. A description of the continuity agreements begins on page 56.

Limited Perquisites

•	As in prior years, the only perquisite that we offer our executives is reimbursement for mandatory tax return preparation.

Changes in Compensation Program for 2013. As part of its ongoing effort to enhance and refine the compensation program, the Compensation Committee made several important changes to the compensation program for 2013:

•

For executive officers, the Compensation Committee changed the way that Plan EPS is calculated by requiring an adjustment to reflect the economic value created in the plan period associated with transportation hedges at Sequent, similar to the plan adjustments that reflect the economic value of Sequent’s storage positions. We believe that this change allows us to more accurately consider the economic value created by the Company in a particular year.

•

We revised our annual incentive plan to eliminate individual goals for the named executive officers and to introduce new performance and operating metrics specific to the various business units. We shifted the performance measures for our regulated business unit (distribution operations) from EBIT to measures of O&M Expense per customer and goals related to safety and customer service, but we retained an EBIT-based “affordability factor” that would reduce the resulting payout if EBIT performance was less than $540 million. Please see the discussion of the business unit components of our annual incentive plan beginning on page 50.

•

In addition, the performance hurdle for restricted stock units granted in 2013 was based on EBITDA instead of Plan EPS. We believe that the addition of a new performance hurdle provides greater diversification of incentive criteria across our compensation program.

•	Salaries of our named executive officers were increased by 3%, effective July 1, 2013.

Governance and Evolving Compensation Practices

The Compensation Committee and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted certain policies and practices that are in keeping with “best practices” in many areas. For example:

•	We do not provide excessive executive perquisites or extraordinary relocation benefits to our named executive officers.

•	We do not provide tax gross-ups on compensation paid to our named executive officers, or on “golden parachute” excise taxes.

•	Our Omnibus Performance Incentive Plan has “double-trigger” vesting for equity awards in the context of a change in control if the awards are assumed by the acquiring company.

•	Our Omnibus Performance Incentive Plan expressly prohibits repricing of options (directly or indirectly) without prior shareholder approval.

•	The Compensation Committee engages an independent compensation consultant.

•	Our stock ownership policy requires that each executive must retain at least 75% of net shares from his or her equity awards until the ownership requirement is met.

•	Company policy prohibits directors and executive officers from engaging in hedging activities involving Company stock.

•	Company policy requires the recovery of certain incentive-based compensation paid to current or former executive officers in the event of an accounting restatement.

Say on Pay Results and Consideration of Shareholder Support

At the annual meeting of shareholders on April 30, 2013, over 97% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation

Committee considered this positive result and concluded that the shareholders continue to support the compensation paid to our executive officers and the Company’s overall pay practices.

In light of this support, the Compensation Committee decided to retain the core design of our executive compensation program for 2013, with an emphasis on short and long-term incentive compensation that rewards our senior executives when they successfully implement our business plan and, in turn, deliver value for our shareholders. As described above, the Compensation Committee made several changes to the goals and weightings used in compensation programs for 2013, which it believes will more effectively link pay to performance.

The Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders. The Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to the Board. Please refer to “Corporate Governance—Communications with Directors” on page 17 for information about communicating with the Board.

Based upon the preference expressed by our shareholders at the 2011 annual meeting, the Board has implemented an annual advisory vote on executive compensation. The next required vote on the frequency of shareholder votes on executive compensation is scheduled to occur at the 2017 annual meeting.

How We Make Compensation Decisions

The Compensation Committee oversees our executive compensation program. Information about the Compensation Committee and its composition and responsibilities can be found on page 13 of this proxy statement, under the caption “Corporate Governance—Committees of the Board—Compensation and Management Development Committee.” The Compensation Committee engages the services of Frederic W. Cook & Co., Inc. (F.W. Cook), an independent consultant. F.W. Cook reports directly to the Compensation Committee and provides no other services to the Company. The following table outlines the roles and responsibilities of various parties in determining executive compensation.

Roles and Responsibilities
Compensation Committee

•  Approves incentive programs and sets performance goals.

•  Determines appropriate levels of compensation for our executives, other than our CEO.

•  Recommends to independent Board members compensation opportunities and awards for our CEO.

F.W. Cook (Independent consultant to the Compensation Committee)

•  Provides a competitive assessment of our executives’ compensation levels and programs.

•  Provides advice, research and analytical services on a variety of subjects, including compensation trends, best practices, peer group comparisons and the compensation of our non-employee directors.

Independent Directors on Full Board	• Evaluates CEO performance. • Approve compensation for our CEO.
CEO

•  Develops an assessment of individual performance for each other executive.

•  Provides recommendations to the Compensation Committee regarding individual compensation levels for such executives.

•  Provides recommendations to the Compensation Committee regarding goals for the performance measures in the incentive plans.

Other members of management

•  Our Human Resources staff provides analyses, competitive data, and information relating to alternative compensation program designs to the Compensation Committee and F.W. Cook to help facilitate the Compensation Committee’s review of competitive compensation practices.

•  Our chief financial officer provides the Compensation Committee with reports on financial performance as it relates to key business drivers and performance measures included in incentive program designs.

Competitive Market Information

Each year the Compensation Committee works with F.W. Cook to review the market competitiveness of our executive compensation programs and levels and to re-evaluate the companies included in our comparator groups to ensure that we have the appropriate marketplace focus. For 2013, F.W. Cook prepared a competitive assessment of our executives’ base salaries, target annual incentive awards, and long-term incentive opportunities, against an “energy industry database” and an “executive compensation peer group.”

Energy Industry Database

For 2013, the “energy industry database” included energy services companies in Towers Watson’s Energy Industry Services Compensation Database with assets or revenue between one-third and three times ours. This group was used as the primary source to assess competitive levels of compensation for our executives. We believe this larger selection of companies provides more accurate and reliable information than a smaller peer group and better reflects the labor market for our executive talent.

For 2013, the following companies were included in our energy industry database:

Alliant Energy Corporation

Ameren Corporation

Atmos Energy Corporation

Calpine Corporation

CenterPoint Energy, Inc.

CMS Energy Corporation

Consolidated Edison, Inc.

DTE Energy Company

El Paso National Gas Company

Enbridge Energy Management, L.L.C.

Energen Corporation

Entergy Corporation

EQT Corporation

First Solar, Inc.

IDACORP, Inc.

Integrys Energy Group, Inc.

MDU Resources Group, Inc.

Northeast Utilities

NRG Energy, Inc.

NSTAR Electric Company

NV Energy Inc.

OGE Energy Corp.

Pepco Holdings, Inc.

Pinnacle West Capital Corporation

PNM Resources, Inc.

Portland General Electric Company

Progress Energy, Inc.

Public Service Enterprise Group

Incorporated

SCANA Corporation

Sempra Energy

Southern Union Company

Spectra Energy Corp.

Targa Resources Corp.

TECO Energy, Inc.

UGI Corporation

UIL Holdings Corporation

Vectren Corporation

Westar Energy, Inc.

Wisconsin Energy Corporation

Xcel Energy Inc.

Executive Compensation Peer Group

In 2013, we also reviewed compensation data for 12 natural gas providers as a secondary point of reference. The companies in this “executive compensation peer group” were selected based upon their size and business operations. With assistance from F.W. Cook, the following criteria were developed for this group:

Size Requirements	Industry Requirements
Must be roughly one-third to three times our size in at least two of the following categories: • assets; • revenue; or • market capitalization

Must be a traditional natural gas local distribution company (LDC) and must meet at least one of the following:

•        includes non-regulated businesses such as storage; pipeline, or construction services;

•        includes asset management/trading business similar to Sequent; or

•        conducts business in three or more states

For 2013, the following companies were included in our executive compensation peer group:

Atmos Energy Corporation

CenterPoint Energy, Inc.

Integrys Energy Group, Inc.

New Jersey Resources Corporation

NiSource Inc.

ONEOK, Inc.

Piedmont Natural Gas Company Inc.

Sempra Energy

Southwest Gas Corporation

UGI Corporation

Vectren Corporation

WGL Holdings, Inc.

To perform a more meaningful analysis of Mr. Tumminello’s compensation as the president of Sequent, F.W. Cook used the Towers Watson Energy Trading and Marketing Survey, which included data more directly comparable to Mr. Tumminello’s position. This survey data included companies having energy trading and marketing operations.

Compensation Elements and their Purpose

Our executive compensation program includes the following elements.

Compensation Element	Overview/Objectives
Base Salary

•        Fixed portion of an executive’s annual compensation; is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his or her position.

•        Foundation of our program; most other elements are determined as a percentage of base salary.

Annual incentive award[1]

•        Annual cash incentive award is intended to vary as a direct reflection of Company and business unit performance.

•        Target opportunities are a percentage of base salary and represent the amount of money to be paid if expected performance is achieved.

•        Achievement of a performance hurdle is required for any payout.

•        Actual awards may range between 0% and 200% of target, based on performance against goals.

•        To achieve a 200% award, performance must meet or exceed the maximum performance levels for all performance measures.

Long-term incentive awards (performance-based restricted stock units and performance share units)

•        Stock-based incentives reward performance over a multi-year period, link executive’s interests to those of shareholders, and encourage retention.

•        Performance measures include EBITDA achievement for performance-based restricted stock units and total shareholder return, relative to the performance of the executive compensation peer group, for performance share units.

•        Vesting schedules serve to encourage retention and further tie executives’ compensation to stock price appreciation during the vesting period.

Employee health and welfare and retirement benefit plans

•        Competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, are provided.

•        Executives participate in the same programs offered to all of our eligible employees.

•        To maintain consistent retirement benefit levels, we also provide non-qualified retirement benefits to executives and other highly-compensated employees who are adversely affected by limits imposed on contributions and total benefits under our retirement plans. The retirement plans available to the executives are described in more detail beginning on page 64.

Compensation Element	Overview/Objectives
Severance and other termination payments

•        Severance benefits are provided in the event an executive’s employment is terminated in certain circumstances in connection with a change in control of the Company.

•        Agreements provide security to executives so that they may focus on the Company and best interests of the shareholders during a transaction or potential transaction.

Financial planning / tax return preparation perquisite

•        We reimburse executives for up to $18,000 per year for Company-mandated tax return preparation. We require professional tax return preparation as a means of ensuring tax compliance by our executives. To the extent that the entire amount is not used for tax preparation, it may be applied to financial or estate planning.

1	Mr. Tumminello’s incentive program is described separately on page 53.

Setting 2013 Total Direct Compensation Opportunities

When setting base salary and target amounts for annual and long-term incentives, the Compensation Committee examined each component of pay on both a stand-alone basis and as a total. Pay decisions were based on the Compensation Committee’s business judgment, informed by the comparative data, professional advice and other considerations, including the individual executive’s experience and performance, internal pay equity and mastery of position responsibilities. As in prior years, target annual and long-term incentive values were set as a percentage of base salary for each of our named executive officers, other than Mr. Somerhalder’s target long-term incentive, which was set as a specific amount, and Mr. Tumminello’s target annual incentive, which was largely based on a percentage of Sequent’s pre-accrual EBIT.

Fiscal 2013 Target Compensation Elements

	Base Salary(1)	Target Annual Incentive (% of Base Salary)	Target Long-Term Incentive (% of Base Salary)	Target Total Direct Compensation
John W. Somerhalder II	$946,570	110%	$3,300,000	$5,287,797
Andrew W. Evans	$527,772	65%	160%	$1,715,259
Henry P. Linginfelter	$516,308	65%	160%	$1,678,001
Paul R. Shlanta	$436,061	55%	120%	$1,199,168
Peter I. Tumminello	$355,350	$241,250	75%	$863,113

(1)	Reflects a 3% increase in base salaries, which was effective July 1, 2013.

Base Salaries

Each of the named executive officers received a 3% increase in base salary, effective July 1, 2013. In determining base salary, the Compensation Committee considered competitive market base pay levels, as reflected in the competitive data provided by F.W. Cook, its general assessment of the performance of our CEO, and the performance assessments and recommendations for the other named executive officers presented to the Compensation Committee by our CEO. Performance assessments for base salary were subjective and non-formulaic and were not based upon any specific financial criteria.

Annual Incentive Awards

Performance Hurdle

Our annual incentive program is a subplan of the Company’s Omnibus Performance Incentive Plan, which was approved by shareholders in 2011. Each of the named executive officers participates in the annual incentive program, other than Mr. Tumminello who participates in a separate program. Mr. Tumminello’s incentive program is described separately on page 53.

For 2013, we continued the practice of utilizing a performance hurdle for our annual incentive program so that awards may be eligible for tax deductibility under Code Section 162(m). Achievement of the performance hurdle allows the Compensation Committee to fund the program up to the maximum payout level established for each award, or to provide for a lesser amount based upon the annual performance goals established by the Compensation Committee, which are described below. Achievement of the performance hurdle is required for any funding of the annual incentive program for the executive officers (under either the corporate component or the business unit component). The performance hurdle approved by the Compensation Committee for 2013 was Plan

EPS of $2.35. The method of determining Plan EPS is described below under the heading “Corporate Measure.”

Weighting of Executive Performance Goals

The performance measures for the 2013 annual incentive awards were derived from our annual operating plan and business strategy. In order to more effectively link pay to Company performance, the Compensation Committee eliminated the individual performance factor in 2013 and approved a uniform weighting of goals for the named executive officers (other than Mr. Tumminello) as follows:

•	60% corporate performance, measured by Plan EPS

•	40% business unit performance, measured as described below

1. Corporate Measure

The annual incentive plan uses a corporate performance measure, which we refer to as “Plan EPS.” While EPS is a commonly understood metric, the Compensation Committee views EPS determined in accordance with generally accepted accounting principles (GAAP) as not accurately reflecting the value the Company created during a particular year with respect to our wholesale services segment (Sequent). For compensation purposes, we seek to consider and measure the economic value for the period in which it is generated, regardless of the period in which it is reported under GAAP. The method of determining 2013 Plan EPS was approved by the Compensation Committee at the time the performance goals were established.

In accordance with this method, when calculating 2013 Plan EPS, we started with GAAP EPS and subtracted the value created and credited for compensation purposes in 2012 which was expected to be reported in future periods, including 2013. We then added the value created and credited for compensation purposes in 2013 that will be reported on a GAAP basis in future periods. Historically, this has been accomplished solely by adjusting for the economic value associated with Sequent’s storage positions. For 2013, the Compensation Committee also required a similar adjustment for the economic value associated with Sequent’s transportation positions.

At the time performance goals were established, the Compensation Committee also provided that 2013 Plan EPS would exclude the following:

•	any non-cash losses consisting of asset or goodwill impairment charges, or loss on the sale of assets or subsidiaries;

•	any transaction costs associated with business combinations and related integration costs;

•	any changes in estimates or adjustments to actual settlement amounts equal to $100,000 or more related to legal issues existing at and prior to the closing date of an acquisition; and

•	any adjustments resulting from changes in GAAP.

For 2013, the Compensation Committee approved a Plan EPS “target” amount of

$2.53, which would result in a 100% payout of the corporate component. This target amount:

•	was consistent with the midpoint of our initial published range of earnings guidance of $2.60 for 2013;

•	was expected to be an appropriate target when considering our 2013 business objectives; and

•	took into consideration the anticipated volatility and treatment of earnings from our wholesale services business unit.

The Compensation Committee also approved a “threshold” Plan EPS of $2.43, which must be met before any corporate performance component could be earned. At “threshold” performance, the corporate component would pay out at 50%.

Below threshold performance, no corporate component would be paid, but as long as the $2.35 Plan EPS performance hurdle was met, the business unit components would be eligible to pay out based on actual business unit outcomes.

As shown in the table below, actual Plan EPS for 2013 was $3.07, which is above both the performance hurdle and the threshold goal set for 2013. Accordingly, the named executive officers earned a payout related to the corporate performance component.

2013 Corporate Measure—Goals and Results

	Performance Hurdle 162(m) Qualifier	Threshold (50%)	Target (100%)	150%	Maximum (200%)	Actual Plan EPS
GAAP EPS	$2.42	$2.50	$2.60	$2.70	$2.80	$2.64
Reduced for value created by wholesale services in 2012 which was reported on a GAAP basis in 2013(1)	(0.14)	(0.14)	(0.14)	(0.14)	(0.14)	(0.14)
Increased for expected value to be created by wholesale services in 2013 which will be recognized on a GAAP basis in future periods	0.07	0.07	0.07	0.07	0.07	—
Increased for actual value created by wholesale services in 2013 which will be recognized on a GAAP basis in future periods	—	—	—	—	—	0.53
Increased for loss on equity interest in Sawgrass(2)	—	—	—	—	—	0.04
Plan EPS	$2.35	$2.43	$2.53	$2.63	$2.73	$3.07

(1)	Used in the calculation of 2012 Plan EPS.

(2)	Resulted from decision to not move forward with the Sawgrass storage development project.

2. Business Unit Measures

The business unit component of the annual incentive plan uses performance measures and key operating metrics for the following regulated and non-regulated business segments:

Regulated	Non-Regulated
Distribution Operations	Wholesale Services
Retail Operations
Midstream Operations
Cargo Shipping

These performance measures and metrics, which are described in more detail below, accounted for 80% of the AIP business unit component for each of the named executive officers in 2013.

In addition, we also use another measure that we refer to as “O&M Expense Less B&I,” which relates to a business unit’s operating and maintenance expense, including inflationary costs, minus expenses related to benefits and incentives, such as pension, postretirement, healthcare and other employee benefits as well as expenses related to annual and long-term incentive compensation. O&M Expense Less B&I reflects our ability to manage our cost structure, which is critical to meeting the corporate AIP targets described above. O&M Expense Less B&I accounted for 20% of the AIP business unit component for each of the named executive officers in 2013.

For 2013, the Compensation Committee approved the same weighting of the three business unit categories (regulated, non-regulated, and O&M Expense Less B&I ) for each of the participating named executive officers, other than for Mr. Linginfelter, our

Executive Vice President, Distribution Operations, whose business unit goals remain focused on the regulated business.

2013 Business Unit Measure—Goals and Weightings

Name	Regulated Business (Distribution Operations)[1]	Non- Regulated Businesses[2]	O&M Expense Less B&I	Total
John W. Somerhalder II	50%	30%	20%	100%
Andrew W. Evans	50%	30%	20%	100%
Henry P. Linginfelter	80%	—	20%	100%
Paul R. Shlanta	50%	30%	20%	100%

[1]	Performance for the regulated business was based on composite results.
[2]	Performance for the non-regulated businesses was weighted as follows:

Non-Regulated Business Unit Weightings
Wholesale Services	35%
Retail Operations	35%
Midstream Operations	15%
Cargo Shipping	15%

Business unit measures for our regulated business (Distribution Operations) were based upon O&M Expense per customer (32%) and specific metrics relating to safety and customer service (48%). In addition, these measures were multiplied by an “affordability factor” that would serve to reduce the payout level based upon the business unit’s EBIT, as follows:

Distribution Operations Performance—Affordability Factor

EBIT	< $520 million	$520-$529.9 million	$530-$539.9 million	>$540 million
Affordability Factor (level of funding)	0%	50%	75%	100%

Because distribution operations was expected to contribute approximately 80% of the Company’s total earnings for 2013, the affordability factor served to ensure a level of earnings contribution from distribution operations that we believed was appropriate to fund any of the business unit measures. Accordingly, the affordability factor was applied to both the regulated and non-regulated business units. For 2013, distribution operations achieved EBIT of $582 million, resulting in an affordability factor of 100%. Accordingly, the affordability factor did not require reduction of the 2013 awards.

Business unit measures for our non-regulated businesses were based upon a combination of EBIT and other specific metrics for each business unit, including items such as net contract adds, project milestones, safety, and operating margin. The non-regulated business measures did not include a separate affordability factor because the performance measures already include EBIT targets. However, as described above, the funding of the non-regulated business measures was dependent upon the EBIT performance of distribution operations and the affordability factor.

Business unit goals, derived from the budget approved by the board, were determined for each named executive officer, other than Mr. Tumminello, including a threshold, below which no award would be provided, a target amount, and a maximum award of 200%. These performance ranges were set in a qualitative, non-formulaic manner, based upon a combination of historical performance and our expected performance for 2013. The performance for each business unit goal was measured independently and combined based on the weightings described above to determine a final business unit performance score. The following table reflects the payout percentage at different performance levels.

	Business Unit Performance Score Achieved	Payout %[1]
Minimum	50%	0%
	60%	20%
	70%	40%
	80%	60%
	90%	80%
Target	100%	100%
	110%	120%
	120%	140%
	130%	160%
	140%	180%
Maximum	150%	200%

[1]

As noted above, the final payout amount for the AIP business component for each named executive officer, other than Mr. Tumminello, was conditioned on the $2.35 Plan EPS performance hurdle and subject to the affordability factor based on EBIT of distribution operations.

Annual Incentive Performance Composite Results

The following table provides the aggregate weighted result of all performance measures (corporate and business unit) for each of the named executive officers, other than Mr. Tumminello. This amount was multiplied by the executive’s target opportunity (expressed as a percentage of salary) to determine the actual amount earned.

2013 Annual Incentive Award—Composite Performance and Results

	Corporate Payout Percentage (60% weighting)	Business Unit Payout Percentage (40% weighting)	Total Payout Percentage	2013 Target Opportunity (% of Base Salary)	2013 Annual Incentive Payout
John W. Somerhalder II	200%	168.6%	187.4%	110%	$1,921,067
Andrew W. Evans	200%	168.6%	187.4%	65%	632,932
Henry P. Linginfelter	200%	167.2%	186.9%	65%	617,334
Paul R. Shlanta	200%	168.6%	187.4%	55%	442,494

Discretion to Modify Awards

The Compensation Committee reserves the right to adjust performance objectives during the course of the year in order to reflect changes in the Company and our business. In determining the corporate performance components under our Omnibus Performance Incentive Plan, the Compensation Committee has the authority to: (i) exclude extraordinary one-time effects, which could increase or decrease award payments, if, in its business judgment, our Company and our shareholders are better served by that result; and (ii) exercise negative discretion against reported results which would serve to reduce an award otherwise due.

For 2013, the Compensation Committee did not exercise discretion in connection with the calculation of Plan EPS or other performance goals.

Annual Incentive Award for Mr. Tumminello

For 2013, Mr. Tumminello’s annual incentive award primarily was based on Plan Earnings for wholesale services, as described below. This is consistent with our philosophy of placing greater emphasis upon the cash compensation of members of our wholesale services segment. As president of Sequent, Mr. Tumminello was eligible to receive an amount under our Omnibus Performance

Incentive Plan equal to 9.375% of an incentive pool established for employees of Sequent under the Sequent Incentive Plan (Sequent Plan), calculated as if he were an actual participant in the Sequent Plan. The first 8.125% of the incentive pool under the Sequent Plan is regarded as “target” performance, and the remaining 1.25% may be earned based on Mr. Tumminello’s individual performance as assessed by our chief executive officer and approved by the Compensation Committee.

The Sequent incentive pool was funded based on a pre-determined formula. The 2013 pool funded at a rate of 12% of Sequent’s pre-accrual EBIT (“Plan Earnings”). When calculating 2013 Plan Earnings for Sequent, we started with Sequent’s EBIT, subtracted its interest expense for 2013 and the December 31, 2012 rollout value associated with storage hedges, added the December 31, 2013 rollout value associated with storage and year-to-date transportation and forward commodity hedge losses, and adjusted for other items, as defined by the plan and consistent with historical practice. At the time performance goals were established, the Compensation Committee also provided that Sequent’s 2013 Plan Earnings would exclude the same items excluded in the calculation of Plan EPS, as described on page 48.

After the Company’s merger with Nicor Inc., Mr. Tumminello took on responsibility for Midstream Operations (storage and fuels). Similar to 2012, the Compensation Committee authorized an additional incentive for Mr. Tumminello having a target payout amount of $50,000 (with up to $100,000 maximum payout amount), which he was eligible to earn based upon the performance of Midstream Operations (storage and fuels) in 2013. Each of the storage and fuels components was conditioned upon the Company achieving the performance hurdle of $2.35 Plan EPS, and was weighted as follows:

Storage Component Weightings		Fuels Component Weightings
GTS, JISH, CVGS operating margin, adjusted for commodity roll-out value	40%	EBIT for fuels business	25%
		Advancement of new LNG facility towards completion	25%
EBIT for storage business, adjusted for commodity roll-out value	40%	Growing portfolio of sales contracts	30%
		Safety/operations/project management	20%
Safety/operations/project management	20%

For 2013, Sequent’s Plan Earnings were $65.2 million, which resulted in the funding of an incentive pool of approximately $7.8 million. Both the storage business and the fuels business exceeded target performance, which resulted in a payout of 147% and 110%, respectively. Mr. Tumminello’s annual incentive payout amount was $798,076 and was calculated as follows:

2013 Annual Incentive Award for Mr. Tumminello—Composite Performance and Results

8.125% of Sequent Pool		$635,917
Individual Performance		$97,834
Midstream Operations Performance Storage component Fuels component	$ $	36,825 27,500
Total Incentive Payment		$798,076

Though not subject to an absolute maximum, the size of the Sequent Plan incentive pool, and correspondingly Mr. Tumminello’s annual incentive award, is constrained by a framework of established risk parameters including open position limits, value-at-risk limits, stop-loss limits, and credit limits. In addition, the Sequent Plan provides that if Mr. Tumminello’s annual incentive award exceeds his base salary, then 50% of the overage is subject to mandatory deferral. Under this mandatory deferral provision, one half of the deferred amount is paid twelve months after the initial incentive payment, and the other half is paid twenty-four months after the initial payment. This deferral feature is intended to act as a retention vehicle.

The Compensation Committee has reviewed management’s analysis of the Sequent Plan and determined that because of the operational limits on Sequent and the risk management oversight by the Company, the Sequent Plan does not incent excessive risk taking.

Special Awards Relating to Compass Sale

In May 2013, AGL sold its wholly owned subsidiary, Compass Energy Services Inc. (“Compass”), to a subsidiary of Integrys Energy Services Inc. (“Integrys”). The Compensation Committee approved the grant of special awards, contingent on the closing of the transaction, to reward those individuals most significantly involved in the management of Compass and the subsequent sale to

Integrys. Mr. Tumminello was granted an award with a total value of $400,000, 50% of which was paid in cash following the closing and 50% of which was provided in the form of time-based restricted stock with three-year ratable vesting.

Long-term Incentive Awards

Two types of long-term incentive grants were awarded in 2013. Performance-based restricted stock units (representing 30% of each executive’s target long-term incentive value), and performance share units (representing 70% of each executive’s target long-term incentive value) were selected based on the following factors:

•	the impact each type of award has on shareholder value creation and executive motivation and retention;
•	competitive practice; and

•	balancing the cost of equity awards and the projected impact on shareholder dilution.

Performance-based Restricted Stock Units—

Restricted stock units have a one-year measurement period with a Corporate EBITDA threshold performance goal. The EBITDA threshold is set at a level to ensure adequate cash flow to fund dividends and capital expenditure commitments. If the threshold goal is met, the restricted stock units convert to an equal number of shares of restricted stock with three-year ratable vesting. These awards are designed to focus the executives on the Company’s EBITDA and provide retention value during the vesting period.

For 2013, the Company’s EBITDA exceeded the threshold goal for the restricted share units, and all such units were converted to time-vesting restricted stock. The value of these awards as of the date of grant is reflected in the Grants of Plan-Based Awards Table and in the Stock Awards column of the Summary Compensation Table.

Performance Threshold (Corporate EBITDA)	Actual Result (Corporate EBITDA Achieved)
$900 million	$1,121 million

Performance Share Units–

Performance share units (PSUs) vest over a three-year period with a performance measure based upon Relative Total Shareholder Return (RTSR). RTSR is measured by ranking the relative stock price and dividend performance of our Company to the companies in the executive compensation peer group described on page 45. The use of RTSR as a performance measure requires executive focus that is aligned with the interests of shareholders and provides diversity in our use of performance indicators.

For the purposes of determining PSUs, Total Shareholder Return is defined as:

Price begin = share price at the beginning of the period

Price end = share price at the end of the period

Dividends = total dividends paid for the period

TSR = (Price end – Price begin + Dividends)/Price begin

Once the actual performance is computed, PSUs earned may increase or decrease from target grant levels, depending upon our performance relative to our executive compensation peer group, according to the following scale:

TSR Rank	Percentile Rank	Shares Earned as % of Target Shares
1	100%	200%	Maximum
2	92%	184%
3	83%	166%
4	75%	150%
5	67%	134%
6	58%	116%
7	50%	100%	Target
8	42%	84%
9	33%	66%
10	25%	50%	Threshold
>10	0%	0%

The resulting awards will be settled half in cash and half in shares. To promote officer share ownership, the cash portion must first be used to cover the taxes incurred from the total award.

During the most recently completed three-year performance period (January 1, 2011 to December 31, 2013), the Company achieved an RTSR percentile rank of 54.5%, which exceeds the threshold target levels and resulted in 109% of the target PSUs earned. Accordingly, the PSUs granted in 2011 (having a 2011-2013 performance period) paid out in the following amounts:

Payout of 2011 PSUs (2011-2013 Performance Period)

Name	Shares (#)	Cash ($)
John W. Somerhalder II	20,792	993,442
Andrew W. Evans	6,900	329,682
Henry P. Linginfelter	6,748	322,372
Paul R. Shlanta	3,461	165,367
Peter I. Tumminello	2,611	124,754

Continuity Agreements

Each of our executives has a change in control severance agreement, referred to as a Continuity Agreement. The Compensation Committee believes that these agreements are desirable because of the retentive value they would provide during critical periods relating to potential change in control. Each of the agreements in place in 2013 expired on December 31, 2013, and has been replaced with an identical agreement with a term that runs through December 31, 2015. Prior to approving the new agreements, the Compensation Committee reviewed the existing agreements in light of current market practices. These agreements do not contain an excise tax gross-up and provide that no severance payments or benefits may be paid under the agreements unless a change in control is actually consummated and the executive has a qualifying termination of employment.

Tables disclosing the estimated costs associated with these agreements, and footnotes describing their principal terms, begin on page 67 under the heading “Potential Payments Upon Termination or Change in Control.”

Other Policies Governing our Executive Compensation Program

Grants of Long-Term Incentive Awards

The Compensation Committee generally grants long-term incentive awards on an annual basis at a regularly scheduled meeting, usually in late January or early February. The meeting date is scheduled well in advance and without regard to potential stock price movement.

In January 2014, the Compensation Committee adopted a Policy on Granting Equity Compensation Awards. Pursuant to the policy, starting in 2014, annual equity awards typically will be granted on the third trading day following the Company’s release of year-end financial results. Such awards will be approved not more than 30 days in advance by the Compensation Committee or the board. The number of shares subject to each such equity award will be determined based on the dollar value for the awards approved by the Committee or the board and the fair market value of the Company’s common stock on the grant date. The policy prohibits the Compensation Committee, the board, and any member of the Company’s management from backdating or manipulating any equity award, or manipulating the timing of the public release of material information or of any equity award with the intent of benefitting a recipient of the award.

Recoupment Policy

In 2011, the Compensation Committee adopted a compensation recoupment policy that became effective January 1, 2012. This policy provides that in the event that the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, it will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

Anti-Hedging Policy

Company policy prohibits directors and executive officers from engaging in hedging activities involving Company stock.

Accounting and Tax Treatment of Direct Compensation

Under current accounting principles, we do not expect accounting treatment of differing forms of awards to vary significantly. Accordingly, although accounting treatment is a consideration, we do not expect it to have a material effect on our selection of forms of compensation.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers, other than the CFO. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Omnibus Performance Incentive Plan is designed to allow the Compensation Committee to grant equity awards that may qualify for the performance-based compensation exemption from Section 162(m), such as restricted stock units and performance cash awards. The annual incentive program, as a subplan of the Omnibus Performance Incentive Plan, also allows annual cash incentive awards that may qualify as performance-based compensation.

The Compensation Committee generally expects that awards under our long-term incentive programs and the annual incentive for executives will qualify as performance-based compensation under Section 162(m). To maintain flexibility in compensating our executives, however, the Compensation Committee reserves the right to use its judgment to adjust performance goals or to authorize compensation payments that may cause the awards to be subject to the Section 162(m) limit when the Compensation Committee believes that such adjustments or payments are appropriate.

Stock Ownership

We maintain stock ownership guidelines designed to ensure sustained, meaningful executive share ownership, align executive long-term interests with shareholders, and demonstrate the commitment of our officers to enhancing long-term shareholder value. Each of our executive officers is encouraged to own shares of our common stock having a market value equal to or exceeding a given multiple of his or her annual base salary–five times for Mr. Somerhalder, and three times for each of the other named executive officers. The guidelines require that each executive retain at least 75% of net shares (after tax withholding) from their equity awards until the ownership requirements are met. In calculating compliance with the ownership guidelines, we include all of the stock owned by an executive, restricted stock and in-the-money value of vested stock options, and stock included in an executive’s account under our Retirement Savings Plus Plan and Nonqualified Savings Plan. As of December 31, 2013, each of our named executive officers met the ownership guidelines.

2014 Compensation Program

The Compensation Committee and the board of directors approved several changes to the compensation program for 2014:

•

Restricted stock units granted in 2014 will vest ratably over four years (25% per year) including the performance year, provided that an EBITDA performance hurdle for the first year is met and the grantee remains in service through each such vesting date. In the past, our restricted stock units vested ratably over the three years following the performance year.

•

Restricted stock units granted in 2014 also provide that dividends declared on Company common stock while the restricted stock unit remains outstanding will be credited to the award in the form of additional shares having a value equal to the dividend amount and being subject to the same vesting requirements. In the past, dividend equivalents were not credited to restricted stock unit awards.

•	Effective January 1, 2014, base salaries were increased by 3% for Messrs. Somerhalder, Shlanta and Tumminello, and by 6% for Messrs. Evans and Linginfelter.

•

Mr. Somerhalder’s target long-term incentive opportunity for 2014 is equal to $3.5 million (up from $3.3 million in 2013), and Mr. Evans’ target long-term incentive opportunity for 2014 is equal to 184% of his base salary (up from 160% of base salary in 2013). These changes are intended to provide each of these executive officers with a more fully competitive total direct compensation opportunity.

EXECUTIVE COMPENSATION

Compensation Paid to Named Executive Officers

The Summary Compensation Table below reflects the total compensation earned by our chief executive officer, our chief financial officer and each of our three most highly compensated executive officers who served as an executive officer as of December 31, 2013. These five officers are our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

John W. Somerhalder II	2013	931,725	—		3,367,702	—	1,921,067	0	64,050	6,284,544
Chairman, President and Chief Executive Officer	2012	919,000	—		3,288,944	—	0	321,622	63,388	4,592,954
	2011	872,992	—		2,649,056	—	420,700	904,306	154,669	5,001,723

Andrew W. Evans	2013	517,524	—		845,600	—	632,932	0	40,482	2,036,538
Executive Vice President and Chief Financial Officer	2012	512,400	—		1,415,948	—	0	140,525	42,245	2,111,118
	2011	486,409	—		1,016,510	—	149,769	186,044	65,590	1,904,322

Henry P. Linginfelter	2013	508,211	—		826,997	—	617,334	0	39,356	1,991,898
Executive Vice President, Distribution Operations	2012	501,270	—		1,397,810	—	0	186,959	29,584	2,115,623
	2011	475,812	—		994,048	—	136,307	258,814	53,099	1,918,080

Paul R. Shlanta	2013	424,917	—		523,850	—	442,494	0	39,475	1,430,736
Executive Vice President,	2012	423,360	—		506,182	—	0	154,754	37,615	1,121,911
General Counsel and Chief Ethics and Compliance Officer	2011	401,865	—		540,171	—	74,584	209,076	55,106	1,280,802

Peter I. Tumminello	2013	349,777	200,000	(2)	466,587	—	798,076	0	45,560	1,860,000
Executive Vice President,	2012	345,000	—		856,593	—	245,453	111,298	29,403	1,587,747
Wholesale Services and President, Sequent Energy Management, LP	2011	343,462	—		427,554	—	31,272	149,961	54,275	1,006,524

(1)	For each of the named executive officers, includes salary that was eligible for deferral, at the election of the named executive officer, under our Retirement Savings Plus Plan and Nonqualified Savings Plan.

(2)	Reflects the cash portion of a special award granted to Mr. Tumminello in connection with the sale of Compass.

(3)	Reflects annual incentive compensation earned under our annual incentive plan (or Mr. Tumminello’s annual incentive arrangement) and the payout of performance cash awards.

(4)	Reflects the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the Retirement Plan, which we refer to as the Pension Plan, and the Excess Plan, both of which are defined benefit plans, and for Mr. Somerhalder, under the terms set forth in an individual agreement. However, for 2013 each named executive officer actually experienced a negative change in their pension value. Pursuant to SEC rules, a negative value may not be shown in this column. The actual change in pension value is set forth in the table below. None of the named executive officers received any interest on deferred compensation at an above-market rate of interest.

Change in Pension Value Detail

Name	Year	Decrease in defined benefit pension value-(qualified and non-qualified)
John W. Somerhalder II (a)	2013	($994,448)
Andrew W. Evans (b)	2013	(43,845)
Henry P. Linginfelter (b)	2013	(38,640)
Paul R. Shlanta (b)	2013	(22,643)
Peter I. Tumminello (b)	2013	(20,386)

(a)	For Mr. Somerhalder, the value reflects the aggregate decrease in the value of his accrued benefits under the AGL Resources Inc. Retirement Plan, the AGL Resources Inc. Excess Benefit Plan and his individual retirement agreement.

(b)	For each other named executive officer, the value represents the aggregate decrease in value of his accrued benefits under the AGL Resources Inc. Retirement Plan and the AGL Resources Inc. Excess Benefits Plan.

All Other Compensation Detail

(5)	The following table reflects the items that are included in the All Other Compensation column for 2013.

Name	Company Contributions to the Retirement Savings Plus Plan ($)(a)	Company Contributions to the Nonqualified Savings Plan ($)(a)	Perquisites ($)(c)	Other Income ($)	Total All Other Compensation ($)
John W. Somerhalder II	13,260	35,190	15,600	—	64,050
Andrew W. Evans	11,375	13,507	15,600	—	40,482
Henry P. Linginfelter	13,260	9,910	16,185	—	39,356
Paul R. Shlanta	12,415	9,060	18,000	—	39,475
Peter I. Tumminello	12,279	17,682	15,600	—	45,560

(a)	Amounts of matching contributions contributed by the Company to the Retirement Savings Plus Plan and Nonqualified Savings Plan are calculated on the same basis for all plan participants in the relevant plan, including the named executive officers.

(b)	If eligible for dividend treatment, dividends are paid on shares of unvested stock at the same rate as on our other shares. Awards granted under the OPIP are not eligible for dividends until vesting restrictions lapse.

(c)	Reflects the incurred cost to the Company in connection with financial planning and tax return preparation benefits.

Grants of Plan-Based Awards

2013 Grants of Plan-Based Awards

The following table presents information concerning plan-based awards granted to each of the named executive officers during 2013.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(6)

John W. Somerhalder II	02/05/13			1,041,227	2,082,454
	02/05/13	(3)	—			28,170	56,340	112,680	—	2,357,266
	02/05/13	(4)					24,150			1,010,436

Andrew W. Evans	02/04/13			343,052	686,104					591,920
	02/04/13	(3)	—			7,000	14,000	28,000	—	253,680
	02/04/13	(4)					6,000

Henry P. Linginfelter	02/04/13			335,600	671,201					578,813
	02/04/13	(3)	—			6,845	13,690	27,380	—	248,184
	02/04/13	(4)					5,870

Paul R. Shlanta	02/04/13			239,833	479,667
	02/04/13	(3)	—			4,335	8,670	17,340	—	366,568
	02/04/13	(4)					3,720			157,282

Peter I. Tumminello	02/04/13			215,750	431,500
	02/04/13	(3)	—			2,210	4,420	8,840		186,878
	02/04/13	(4)					1,890			79,909
	05/03/13	(5)							4,570	199,800

(1)	Reflects annual incentive opportunity for 2013 under the annual incentive plan and the OPIP.

(2)	The annual incentive award includes a corporate component and a business unit component. The threshold payout amount for the 2013 corporate component was as follows: $312,368 for Mr. Somerhalder; $102,916 for Mr. Evans; $100,680 for Mr. Linginfelter; and $71,950 for Mr. Shlanta. The 2013 business unit component consisted of a series of differently-weighted metrics and could pay out anywhere from 0% to 200% of target. Accordingly, the business unit component did not include a threshold payout amount.

(3)	Reflects performance share units granted under the OPIP with a 36-month performance measurement period that ends December 31, 2015. These units are payable 50% in shares of AGL Common Stock and 50% in cash.

(4)	Reflects restricted stock units granted under the OPIP with a 12-month performance measurement period that ended December 31, 2013.

(5)	Reflects restricted stock awards granted under the OPIP with a three-year ratable vesting requirement.

(6)	Reflects the aggregate grant date fair value of stock awards, which are based on target-level award and computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are incorporated by reference to Note 7—“Stock-Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 6, 2014.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning outstanding equity awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year End

		Option Awards					Stock Awards
Name		Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vest (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Units or Other Rights that Have Not Vested ($)

John W. Somerhalder II		03/03/06	200,000	—	35.83	03/03/16	—	—	—	—
		01/30/07	65,700	—	38.96	01/30/17	—	—	—	—
		02/05/08	51,900	—	39.03	02/05/18	—	—	—	—
		02/03/09	66,800	—	31.09	02/03/19	—	—	—	—
	(1)	02/02/10	—	—	—	—	5,443	257,073	—	—
	(2)	02/07/11	—	—	—	—	10,900	514,807	—	—
	(3)	02/07/11	—	—	—	—	—	—	38,150	1,801,825
	(4)	12/09/11	—	—	—	—	5,157	243,565	—	—
	(6)	02/17/12	—	—	—	—	—	—	55,850	2,637,796
	(9)	02/05/13	—	—	—	—	—	—	24,150	1,440,605
	(10)	02/05/13	—	—	—	—	—	—	56,340	2,660,938
Andrew W. Evans	(1)	02/02/10	—	—	—	—	1,753	82,794	—	—
	(2)	02/07/11	—	—	—	—	3,613	170,642	—	—
	(3)	02/07/11	—	—	—	—	—	—	12,660	597,932
	(4)	12/09/11	—	—	—	—	2,873	135,692	—	—
	(6)	02/17/12	—	—	—	—	—	—	13,880	655,552
	(7)	07/30/12	—	—	—	—	14,750	696,643	—	—
	(9)	02/04/13	—	—	—	—	—	—	6,000	283,380
	(10)	02/04/13	—	—	—	—	—	—	14,000	661,220
Henry P. Linginfelter		01/30/07	5,300	—	38.96	01/30/17	—	—	—	—
		06/15/07	7,100	—	40.20	06/15/17	—	—	—	—
		02/05/08	14,500	—	39.03	02/05/18	—	—	—	—
	(1)	02/02/10	—	—	—	—	1,713	80,905	—	—
	(2)	02/07/11	—	—	—	—	3,533	166,864	—	—
	(3)	02/07/11	—	—	—	—	—	—	12,380	584,707
	(4)	12/09/11	—	—	—	—	2,810	132,716	—	—
	(6)	02/17/12	—	—	—	—	—	—	13,570	640,911
	(7)	07/30/12	—	—	—	—	14,750	696,643	—	—
	(8)	02/04/13	—	—	—	—	—	—	5,870	277,240
	(9)	02/04/13	—	—	—	—	—	—	13,690	646,579
Paul R. Shlanta		02/01/06	10,300	—	35.78	02/01/16	—	—	—	—
		01/30/07	9,900	—	38.96	01/30/17	—	—	—	—
		02/05/08	8,700	—	39.03	02/05/18	—	—	—	—
		02/03/09	11,840	—	31.09	02/03/19	—	—	—	—
	(1)	02/02/10	—	—	—	—	880	41,562	—	—
	(2)	02/07/11	—	—	—	—	1,813	85,628	—	—
	(3)	02/07/11	—	—	—	—	—	—	6,350	299,911
	(4)	12/09/11	—	—	—	—	1,697	80,149	—	—
	(6)	02/17/12	—	—	—	—	—	—	8,600	406,178
	(8)	02/04/13	—	—	—	—	—	—	3,720	175,696
	(9)	02/04/13	—	—	—	—	—	—	8,670	409,484

		Option Awards					Stock Awards
Name		Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vest (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Units or Other Rights that Have Not Vested ($)
Peter I. Tumminello		01/30/07	4,400	—	38.96	01/30/17	—	—	—	—
		02/05/08	3,500	—	39.03	02/05/18	—	—	—	—
		02/03/09	4,970	—	31.09	02/03/19	—	—	—	—
	(1)	02/02/10	—	—	—	—	450	21,254	—	—
	(5)	04/27/10	—	—	—	—	157	7,415	—	—
	(2)	02/07/11	—	—	—	—	1,366	64,516	—	—
	(3)	02/07/11	—	—	—	—	—	—	4,790	226,232
	(4)	12/09/11	—	—	—	—	1,450	68,484	—	—
	(6)	02/17/12	—	—	—	—	—	—	4,380	206,867
	(7)	07/30/12	—	—	—	—	14,750	696,643	—	—
	(8)	02/04/13	—	—	—	—	—	—	1,890	89,265
	(9)	02/04/13	—	—	—	—	—	—	4,420	208,757
	(10)	05/03/13	—	—	—	—	4,570	215,841	—	—

(1)	Restricted stock units having satisfied criteria for the applicable performance measurement period, converted into an equal number of shares of restricted stock and vest at the rate of one-third per year, with vesting dates on March 1, 2012, March 1, 2013 and March 1, 2014.

(2)	Restricted stock units having satisfied criteria for the applicable performance measurement period, converted into an equal number of shares of restricted stock and vest at the rate of one-third per year, with vesting dates on March 1, 2013, March 1, 2014 and March 1, 2015.

(3)	Performance share unit awards have a performance measurement period related to the Company’s relative total shareholder return, with the measurement period ended on December 31, 2013. Awards shall be payable 50% in shares of AGL Common Stock and 50% in cash.

(4)	Restricted shares having satisfied the applicable performance hurdle based on post-merger O&M Expense per customer and have a three-year vesting schedule.
(5)	Restricted stock units granted in connection with the appointment of Mr. Tumminello as president of Sequent, having satisfied performance criteria for the applicable performance measurement period, converted to an equal number of shares of restricted stock and vest at the rate of one-third per year, with vesting dates on March 1, 2012, March 1, 2013 and March 1, 2014.

(6)	Performance share unit awards have a performance measurement period related to the Company’s RTSR, with the measurement period ending on December 31, 2014. Awards shall be payable 50% in shares of AGL Common Stock and 50% in cash.

(7)	Reflects restricted stock awards granted under the OPIP with a three-year cliff vesting requirement.

(8)	Restricted stock units having a performance measurement period related to EBITDA, with the measurement period ended December 31, 2013.

(9)	Performance share unit awards have a performance measurement period related to the Company’s relative total shareholder return, with the measurement period ending on December 31, 2015. Awards shall be payable 50% in shares of AGL Common Stock and 50% in cash.
(10)	Reflects restricted stock award granted under the OPIP with a three-year ratable vesting requirement.

Option Exercises and Stock Vested

The following table presents information concerning stock options exercised by the named executive officers in 2013 and stock awards held by our named executive officers that vested in 2013.

2013 Stock Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
John W. Somerhalder II	—	—	30,449	1,259,024
Andrew W. Evans	109,180	982,568	12,597	526,937
Henry P. Linginfelter	6,100	63,189	12,097	506,438
Paul R. Shlanta	—	—	6,820	286,437
Peter I. Tumminello	10,000	110,713	4,877	206,775

(1)	Represents the number of shares that vested in 2013 and the aggregate value of such shares based upon the fair market value of our common stock on the applicable vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our Pension Plan and Excess Plan, and, for Mr. Somerhalder, under terms set forth in an individual agreement. Assumptions used in the calculations are set forth in a table below the footnotes to the following table.

2013 Pension Benefits

Name	Plan Name(1)(2)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John W. Somerhalder II	Pension Plan	8		225,765	—
	Excess Plan	8		1,259,042	—
	Individual Agreement(3)	8	(4)	572,664	—
Andrew W. Evans	Pension Plan	12		225,986	—
	Excess Plan	12		388,447	—
Henry P. Linginfelter	Pension Plan	33		573,768	—
	Excess Plan	33		442,857	—
Paul R. Shlanta	Pension Plan	16		372,608	—
	Excess Plan	16		539,065	—
Peter I. Tumminello	Pension Plan	10		201,124	—
	Excess Plan	10		375,616	—

(1)	The AGL Resources Inc. Retirement Plan, which we refer to as the Pension Plan, is a broad-based, tax-qualified defined benefit plan. Generally, all of our union employees who have a hire date on, or before, December 31, 2012, and all of our non-union employees who have a hire date on, or before, December 31, 2011 are eligible to participate in the Pension Plan, upon completion of one year of service and attainment of age 21. Plan benefits are determined, generally, by a “career average” earnings formula. Generally, the Pension Plan provides that the term “compensation” means base pay, overtime and bonuses. Benefits vest upon completion of five years of service. A participant’s accrued benefit is calculated based upon the normal form of benefits for that participant, as of the date the participant will reach the Pension Plan’s normal retirement age of 65. The normal form of benefits for a participant who is single is a life annuity. The normal form for a married participant is a joint and 50% survivor annuity. The Pension Plan provides for the payment of benefits in other forms, if the participant so elects. These other forms include various annuities, and only in cases where a participant’s benefit is less than $10,000, a single lump sum payment. A participant may elect to receive benefits earlier than normal retirement age, once the participant has reached the early retirement age of 55. If a participant elects to commence benefits earlier than normal retirement age, the monthly payments will be reduced to reflect the fact that payments may continue over a longer period of time than if the employee had retired at normal retirement age. If the participant satisfies the Pension Plan’s requirements for early retirement (age 55 with 5 years of service) the reduced amount is subsidized so that the reduction from the full normal retirement benefit is less severe than a full actuarial reduction. If the participant does not satisfy the early retirement criteria, the reduced payments represent the actuarial equivalent of the full normal retirement benefit.

(2)	The AGL Resources Inc. Excess Benefit Plan, which we refer to as the Excess Plan, is a non-qualified, and unfunded, defined benefit plan designed for the benefit of a select group of management or highly compensated employees. Specifically, the Excess Plan is available to our employees who have a hire date on, or before, December 31, 2011, who are adversely affected by limitations set forth in the U.S. tax code, imposed on benefits under a tax-qualified plan, such as the Pension Plan. Benefits under the Excess Plan are calculated pursuant to a formula that first determines what the participant’s benefit would be under the Pension Plan, but for the imposition of the U.S. tax code limits and then subtracts from that figure, the amount the participant will actually be entitled to under the Pension Plan. Benefits under the Excess Plan are paid in the same forms available under the Pension Plan, and are distributed at the later of separation from service or age 62.

(3)	Mr. Somerhalder’s individual agreement provides for one additional year of benefit accrual credit under the Pension Plan and Excess Plan for each year of service completed, up to a maximum of five additional years.

(4)	In accordance with the terms of Mr. Somerhalder’s individual agreement, a maximum of five years of credited service is used in this calculation.

Pension Benefit Assumptions

We used the following assumptions in calculating the present value of accumulated benefits:

• Retirement age:	Earliest unreduced
• Payment form:	Life annuity
• Discount rate:	4.15% at 12/31/2012 and 5.00% at 12/31/2013
• Postretirement mortality:	Use of the RP-2000 mortality table, with mortality improvements projected to 2013 using Scale BB and then to 2020 using Scale AA. The RP-2000 table (or “Retired Pensioners Mortality Table”) is the mortality table prescribed for the plans by the U.S. Treasury Department.
• Salary scale:	None
• Preretirement decrements: (mortality, withdrawals, disability)	None

Nonqualified Deferred Compensation

The table below relates to and describes compensation deferred by named executive officers under our Nonqualified Savings Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John W. Somerhalder II	65,221	35,190	318,470	—	1,963,815
Andrew W. Evans	20,780	13,507	77,169	—	932,709
Henry P. Linginfelter	15,246	9,910	165,268	—	788,602
Paul R. Shlanta	17,168	9,060	240,854	—	1,159,520
Peter I. Tumminello	34,978	17,682	186,867	—	1,556,567

(1)	All amounts set forth in this column are included in the Summary Compensation Table in the Salary column.

(2)	All amounts set forth in this column represent Company contributions to our Nonqualified Savings Plan and are included in the Summary Compensation Table in the All Other Compensation column.

(3)	Amounts set forth in this column for each named executive officer include amounts previously reported in the Summary Compensation Table, in the previous years when earned if that officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and annual incentive and Company matching contributions. This total reflects each named executive officer’s deferrals, matching contributions and investment experience.

The Nonqualified Savings Plan allows eligible employees to defer up to 75% of base salary and up to 100% of annual incentive pay as before-tax contributions. The timing restrictions for contribution deferral elections are intended to comply with Section 409A of the U.S. tax code, as well as other applicable tax code provisions. The Company matches contributions at a rate of 65% of participant contributions, up to the first 8% of the participant’s covered compensation. However, matching contributions under the Nonqualified Savings Plan are offset by the maximum matching contributions the participant could receive under our tax-qualified Retirement Savings Plus Plan. Each participant in the Nonqualified Savings Plan has a plan account, which represents a bookkeeping entry reflecting contributions and earnings/losses on the actual performance of the participant’s notional investments. Participants are always 100% vested in their own contributions and vest in employer matching contributions over a three-year period according to a vesting schedule. The vesting associated with employer matching contributions is based upon employment service with the Company and is not subject to vesting based upon when the contribution itself was made. Distributions of a participant’s account balance occur following a termination of employment.

Participants have the option of taking distributions, following termination of employment, in the following forms: (i) a single lump sum cash payment; (ii) a lump sum cash payment of a portion of the participant’s account, with the remainder distributed in up to ten equal annual installments; or (iii) between one and ten equal annual installments. The notional investment choices under the Nonqualified Savings Plan are very similar to the investment choices in the Retirement Savings Plus Plan.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation and benefits to our named executive officers in the event of a termination of employment following a change in control of our Company. We do not otherwise maintain any agreement, plan or practice that specifically provides for compensation to a named executive officer upon termination of employment. The appropriate amount of compensation payable to each named executive officer in each relevant situation is listed in the tables below. Footnotes relating to all of these tables follow the last table on page 72.

The following table describes the potential payments upon termination of employment with the Company for John W. Somerhalder II, our chairman, president and chief executive officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other Than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	—	(3)	$—	$1,893,140	$—
Short-term Incentive	—	(3)	—	2,891,239	1,921,067
Long-term Incentives
Unvested Restricted Stock	—	(3)	—	1,015,445	129,216
Unvested Restricted Stock Units	—	(3)	—	1,140,604	(6)
Unvested Performance Share Units	—	(3)	—	4,447,333	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	112,052	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	18,203	18,203	18,203	18,203	18,203
Outplacement Assistance	—	(3)	—	236,643	—
Sub-Total: Before 280G Cutback	(2)	(3)	18,203	11,754,659	(6)
280G Cutback	N/A	N/A	N/A	(2,949,809)	N/A
TOTAL:	(2)	(3)	18,203	$8,804,850	(6)

The following table describes the potential payments upon termination of employment with the Company for Andrew W. Evans, our executive vice president and chief financial officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance
Base Salary	$—	(3)	$—	$1,055,544	$—
Short-term Incentive	—	(3)	—	974,186	632,932
Long-term Incentives
Unvested Restricted Stock	—	(3)	—	1,085,818	72,000
Unvested Restricted Stock Units	—	(3)	—	283,380	(6)
Unvested Performance Share Units	—	(3)	—	1,255,374	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	52,348	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	10,150	10,150	10,150	10,150	10,150
Outplacement Assistance	—	(3)	—	131,943	—
Sub-Total	(2)	(3)	10,150	4,848,743	(6)
280G Cutback	N/A	N/A	N/A	(726,855)	N/A
TOTAL:	(2)	(3)	$10,150	$4,121,888	(6)

The following table describes the potential payments upon termination of employment with the Company for Henry P. Linginfelter, our executive vice president, distribution operations.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$1,032,616	$—
Short-term Incentive	—	(3)	—	963,568	617,334
Long-term Incentives
Unvested Restricted Stock	—	(3)	—	1,077,158	70,413
Unvested Restricted Stock Units	—	(3)	—	277,240	(6)
Unvested Performance Share Units	—	—	—	1,227,507	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	91,788	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	5,958	5,958	5,958	5,958	5,958
Outplacement Assistance	—	(3)	—	129,077	—
Sub-Total	5,958	(3)	(4)	4,804,912	(6)
280G Cutback	N/A	N/A	N/A	(837,679)	N/A
TOTAL:	$5,958	(3)	$5,958	$3,967,233	(6)

The following table describes the potential payments upon termination of employment with the Company for Paul R. Shlanta, our executive vice president, general counsel and chief ethics and compliance officer.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	—	(3)	$—	$872,122	$—
Short-term Incentive	—	(3)	—	681,068	442,494
Long-term Incentives
Unvested Restricted Stock	—	(3)	—	207,340	42,515
Unvested Restricted Stock Units	(2)	(3)	—	175,696	(6)
Unvested Performance Share Units	(2)	(3)	—	707,190	(6)
Unvested Stock Options	(2)	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	103,685	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	2,097	2,097	2,097	2,097	2,097
Outplacement Assistance	—	(3)	—	109,015	—
Sub-Total	(2)	(3)	2,097	2,858,213	(6)
280G Cutback	N/A	N/A	N/A	(353,428)	N/A
TOTAL:	(2)	(3)	$2,097	$2,504,785	(6)

The following table describes the potential payments upon termination of employment with the Company for Peter I. Tumminello, executive vice president, wholesale services and president, Sequent.

Executive Benefits and Payments Upon Termination(1)	Potential Payments Upon Termination Other than in Connection with a Change in Control			Potential Payments Upon Termination Following a Change in Control	Death or Disability (6)
	Voluntary Termination (2)	Involuntary Not for Cause Termination (3)	For Cause Termination (4)	Involuntary or Good Reason Termination (5)
Cash Severance:
Base Salary	$—	(3)	$—	$710,700	$—
Short-term Incentive	—	(3)	—	1,184,030	798,076
Long-term Incentives
Unvested Restricted Stock	—	(3)	—	947,590	402,177
Unvested Restricted Stock Units	—	(3)	—	215,841	(6)
Unvested Performance Share Units	—	(3)	—	433,730	(6)
Unvested Stock Options	—	—	—	—	—
Benefits & Perquisites:
Post-retirement/Post-termination Health Care and Life Insurance	—	—	—	73,198	(6)
Disability Benefits	—	—	—	—	(6)
Death Benefit	—	—	—	—	(6)
Accrued Vacation Pay	—	—	—	—	—
Outplacement Assistance	—	(3)	—	88,838	—
Sub-Total	(2)	(3)	0	3,653,927	(6)
280G Cutback	N/A	N/A	N/A	(763,059)	N/A
TOTAL:	(2)	(3)	$0	$2,890,868	(6)

Below is a description of the assumptions that we used in creating the tables above. Unless otherwise noted, the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Notes to Potential Payments upon Termination or Change in Control Tables

(1)	For purposes of this analysis, we assumed the executive’s compensation as current base salary, target annual incentive opportunity and target long-term incentive opportunity, each as of December 31, 2013. Each column assumes the named executive officer’s date of termination is December 31, 2013 and the price per share of our common stock on the date of termination is $47.23.

(2)

If the executive leaves voluntarily prior to retirement eligibility, compensation stops as of the termination date. All outstanding and unvested long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. Prorated accrued and unused vacation would be paid. If the executive was retirement-eligible at the time of voluntary termination and elected to retire, in addition to commencing retirement benefits, he would be entitled to a prorated annual incentive under the annual incentive plan. Conditioned on the Company’s satisfaction of applicable performance goals, and prorated vesting of certain long-term incentive awards granted after May 3, 2011, conditioned on the Company’s satisfaction of applicable performance goals. The satisfaction of such goals would be measured at the end of the performance period, and any payment would be made at that time. Due to the future performance measurement, the value of the unvested performance-based awards is not currently calculable. Any outstanding restricted stock awards with vesting conditions based solely on continued service would be forfeited.

(3)	If the executive is terminated without “cause,” a severance agreement may be executed based upon the facts and circumstances of the termination and in exchange for a release of any future liabilities which might otherwise be claimed by the executive. Due to the wide range and variety of circumstances, there is no preset policy governing involuntary severance compensation. However, any terms of such a special agreement would be subject to the review and approval of the Compensation Committee. Upon such a termination, no further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. Outstanding long-term incentive awards would be forfeited and annual incentive would not be payable. The prorated value of accrued but unused vacation would be paid.

(4)	If the executive is terminated for “cause,” compensation stops as of the termination date. All outstanding long-term incentive awards would be forfeited. No further benefits would be earned under ERISA-qualified plans. Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination and at least six months following the date of termination, or later if the executive had timely elected. The prorated value of accrued but unused vacation would be paid.

(5)	If the executive is terminated without cause, or resigns for good reason, generally, within two years of a change in control (as described below) the terms and conditions described below under “Payments upon a Termination in connection with a Change in Control” would apply.

(6)

If the executive’s employment terminates as a result of death, a death benefit would be paid to the executive’s estate in an amount equal to the lesser of one year’s base salary or $250,000 from a Company-sponsored plan that covers all employees. That plan does not discriminate in favor of executives, or highly compensated employees. Upon a determination of long-term disability, payments would be made, based on the level of coverage elected and paid for by the executive, under our group disability plan. Our disability plan is also a plan that does not discriminate in favor of executives, or highly compensated employees. In the event of death or disability, the executive (or the executive’s designated beneficiary) also would receive a prorated annual incentive under the annual incentive plan, conditioned on the Company’s satisfaction of applicable performance goals, and prorated vesting of all unvested stock options. In addition certain long-term incentive awards granted after May 3, 2011 would vest on a pro rata basis with performance conditioned on the Company’s satisfaction of applicable performance goals. The satisfaction of such goals would be measured at the end of the performance period, and any payment made at that time. Due to the future performance measurement, the value of the unvested performance-based awards is not currently calculable.

Balances related to compensation deferred under the Nonqualified Savings Plan, if any, would be paid out in the year following the year of termination, or later if the executive has so elected. The prorated value of accrued but unused vacation would be paid.

Payments upon a Termination in connection with a Change in Control

Each of the named executive officers has a continuity agreement with us, as referenced on page 41 in the Compensation Discussion and Analysis. The purpose of these agreements is to retain key management personnel and assure continued productivity of such personnel in the event of a change in control of our Company.

The continuity agreements define a “change in control” to generally mean the occurrence of any of the following events:

•	the acquisition by a person or group of persons of more than 50% of our voting securities, based upon total fair market value or total voting power;

•	the acquisition, within a twelve month period by a person or group of more than 35% of the total voting power of the stock of the Company;
•	the replacement, during a twelve-month period of a majority of members of our board of directors with directors not endorsed by a majority of the incumbent directors; or

•	the acquisition by a person or group of assets of the Company, having a fair market value of at least 50% of the fair market value of all Company assets, immediately before such acquisition.

Benefits are only provided under the continuity agreements in the event of a termination without “cause” or resignation for “good reason” within two years after a change in control, or after our announcement of our intention to engage in a transaction that is expected to result in a change in control, provided that a change in control actually occurs. No benefits are provided if a change in control does not occur, for any terminations that occur outside these periods, or for any termination for cause, resignation without good reason, or termination due to death or disability whenever they occur. “Cause” includes failure to perform duties and responsibilities, willful fraud, dishonesty or malfeasance that results in material harm to the Company, or a plea of guilty or no contest to a felony. “Good reason” includes a material diminution of position, duties or responsibilities; material diminution of base salary or annual incentive opportunity (unless consistent with a diminution for all executives at a comparable level), a material breach by the Company of any agreement under which the executive provides services, or a material change in the geographic location (at least 50 miles) of the executive’s primary employment location.

An officer who has a qualifying termination event during the change in control period would be entitled to:

•	a severance benefit equal to two times the sum of his or her base salary plus the average annual incentive compensation actually paid during the three years prior to the year of the qualifying termination;

•

a prorated annual incentive compensation payment for the year of the qualifying termination, based on the number of days the named executive officer was employed by us during that year and the greater of the target annual incentive for the officer or the incentive that would be paid based upon actual performance through the date of termination;

•	two-year continuation of medical, dental and life insurance benefits;

•	potential vesting of long-term incentive compensation, pursuant to the terms of the plan the awards were granted under; and

•	outplacement assistance.

The executives may also receive reimbursement of legal fees in connection with the enforcement of payments under the continuity agreements.

If the payments under the continuity agreements and under any other compensation arrangement with the Company, were to exceed three times the base amount permitted under Section 280G(b)(3) of the U.S. tax code, the payments would be reduced and payable only to the maximum amount which could be paid without the imposition of the excise tax under Section 4999 of the U.S. tax code, unless the officer’s payment of such excise taxes and all other applicable taxes on the full payment amount would result in him or her receiving a greater resulting amount, net of such taxes. For 2013, calculations performed on amounts potentially payable if severance under the continuity agreements was triggered reflect that a reduction (or “cutback”) would be more beneficial to each named executive officer than payment of the extra taxes. The tables reflect the amount of the required cutback and the net payments payable after the cutback was applied.

The continuity agreements contain covenants on the part of the executive relating to the maintenance of our confidential information and that require the executive to refrain from taking action that disparages the reputation of the Company or any of its subsidiaries or, for a period of 24 months following a qualifying termination, from soliciting employees of the Company or its subsidiaries.

Summary of Potential Payments upon a Change in Control

The following table summarizes the value of the payments that each of our named executive officers would receive as a result of the vesting of long-term incentive awards if a change in control had occurred on December 31, 2013, the awards were not assumed or substituted by the successor company, and the executive did not incur a termination of employment. The amounts in the table exclude the value of long-term incentive awards that were vested by their terms on December 31, 2013. If the awards were assumed or substituted by the successor company in such an instance, then the awards will continue to vest pursuant to their original terms and no value would be received by our named executive officers.

	John W. Somerhalder II	Andrew W. Evans	Henry P. Linginfelter	Paul R. Shlanta	Peter I. Tumminello
Stock Options	$—	$—	$—	$—	$—
Unvested Restricted Stock	1,015,445	1,085,818	1,077,158	207,340	947,590
Unvested Restricted Stock Units	1,140,604	283,380	277,240	175,696	215,841
Unvested Performance Share Units	4,447,333	1,255,374	1,227,507	707,190	433,730
Total	$6,603,382	$2,624,572	$2,581,905	$1,090,226	$1,597,161

Each column assumes the change in control had occurred on December 31, 2013 and the price per share of our common stock on the date of termination is $47.23. All awards were granted under our OPIP, which provides that such awards will only become vested and non-forfeitable immediately following the change in control (absent a qualifying termination of employment), if the surviving entity fails to assume or substitute the awards.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)(1)	(b)	(c)(1)
Equity compensation plans approved by security holders	1,281,453	$36.95	2,885,875
Equity compensation plans not approved by security holders	0	0	1,585,767
Total	1,281,453	—	4,471,642

(1)	Includes shares issuable as follows:

Name of Plan	Approved by Security Holders	Active/ Inactive Plan (a)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Outstanding Options)
Omnibus Performance Incentive Plan, as Amended and Restated (OPIP)	Ö	Active	641,371	2,702,796	(b)
Long-Term Incentive Plan (1999)	Ö	Inactive	640,082	0
2006 Directors Plan	Ö	Active	N/A	60,316
Employee Stock Purchase Plan	Ö	Active	N/A	122,763
Subtotal—Approved Plans			1,281,453	2,885,875
Assumed Nicor Inc. Plan Shares under OPIP(c)	No	Active	0	1,585,767
Subtotal—Not Approved Plans			0	1,585,767
Total	—	—	1,281,453	4,471,642

(a)	No further grants will be made under the inactive plan except for reload options that may be granted under outstanding option agreements under the 1999 Long-Term Incentive Plan.

(b)	The Omnibus Performance Incentive Plan, as Amended and Restated (OPIP), includes separate pools of shares for share counting purposes. The amount shown in the table above includes 1,000,000 shares which are available for future issuance as awards pursuant to stock options or stock appreciation rights under the “Remainder Reserve.” If issued pursuant to full value awards (which include awards other than stock options or stock appreciation rights), only 200,000 shares could be issued under the Remainder Reserve. In such event, the number of securities remaining available for future issuance under the OPIP, the subtotal for approved plans, and the total each would decrease by 800,000 shares.

(c)	Pursuant to the terms of the OPIP, which was approved by our shareholders, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to reflect the transaction) may be issued under the OPIP pursuant to awards granted to individuals who were not employees of the Company or a related company immediately before such transaction. These assumed shares do not count against the maximum share limitation specified in the OPIP. Such assumption of shares in a merger does not require approval of our shareholders under the rules of the New York Stock Exchange or otherwise. The shares designated as “Assumed Nicor Inc. Plan Shares” in the table above remained available under the Nicor Inc. 2006 Long-Term Incentive Plan, as amended, at the time of our merger with Nicor Inc. These shares were assumed under the OPIP and are available for future issuance to persons who were not employees of the Company or a related company immediately prior to our merger with Nicor Inc.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 38 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

The Compensation and Management Development Committee reviews the compensation programs for our named executive officers in an effort to achieve the desired goals of aligning our executive compensation structure with Company performance, our shareholders’ interests and current market practices. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The say-on-pay vote is advisory and therefore not binding on the Company, the Compensation and Management Development Committee or our board of directors. Our board of directors and our Compensation and Management Development Committee value the opinions of our shareholders. Following the annual meeting, we will consider our shareholders’ feedback and the Compensation and Management Development Committee will evaluate whether any actions are necessary to address this feedback.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4—ADOPTION OF AN AMENDMENT AND RESTATEMENT OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

We are asking the shareholders to approve an amendment and restatement of the AGL Resources Inc. Amended and Restated Employee Stock Purchase Plan, or the ESPP, which was adopted by the board of directors on February 4, 2014, subject to approval by the shareholders at the Annual Meeting. The ESPP provides eligible employees of the Company an opportunity to purchase common stock from the Company at a 15% discount to market prices, through accumulated payroll deductions. The ESPP is a key benefit for our employees and an important part of our compensation program. We believe that ownership of Company common stock gives employees a vested interest in our success and helps to align their interests with our shareholders.

The amendment and restatement would increase the amount of common stock subject to the ESPP by 400,000 shares and would extend its term through January 31, 2024. If not amended, the ESPP will expire on January 31, 2015.

The shareholders most recently approved a share increase of 200,000 shares for the ESPP on May 3, 2011. Participation in the ESPP has increased in recent years, particularly following our merger with Nicor in December 2011. As of January 31, 2014, 122,763 shares remained available for future issuance under the ESPP. We believe that the additional 400,000 shares will be sufficient for purchases under the ESPP for approximately four years. The total number of shares reserved for future issuance under the ESPP, including the 400,000 additional shares requested, represents approximately 0.44% of the Company’s outstanding shares as of February 18, 2014. Shares purchased by employees under the ESPP typically are obtained by the plan custodian, on the Company’s behalf, through purchases in the open market.

The amendment is a material modification of the ESPP under the listing standards of the New York Stock Exchange and the rules of the SEC. In the event of such a material modification, the New York Stock Exchange listing standards require shareholder approval of the ESPP as a whole. Therefore, the shareholders are asked to approve the amendment and restatement of the ESPP. A copy of the amended and restated ESPP adopted by the board of directors is attached to this proxy statement as Annex A and is incorporated herein. The summary below is qualified by reference to the amended and restated ESPP.

Stock Subject to the ESPP

Subject to adjustment as provided in the ESPP, the aggregate number of shares of common stock reserved and available for issuance pursuant to the ESPP is 1,200,000. In the event of any stock dividend, stock split, recapitalization, or other change in the capital structure of the Company, the Compensation Committee will make appropriate adjustments in the number and kind of shares subject to the ESPP, the maximum number of shares that may be delivered under the ESPP, and the selling price and any other relevant provision of the ESPP.

Administration

The ESPP is administered and interpreted by the Administrative Committee. The board of directors appoints the members of the Administrative Committee, from time to time, to serve at the pleasure of the board of directors. The Administrative Committee will at all times be composed of at least one member.

Eligibility

Any of our current employees is eligible to enroll in the ESPP if (1) he or she is a regular, full-time employee who regularly works 36 or more hours per week; (2) he or she has reached the age of 21; and (3) he or she has completed 30 or more days of employment. The Company may designate subsidiaries from time to time as eligible to participate in the plan as to its eligible employees. Presently, all of our wholly-owned subsidiaries are so designated. Members of the board who are eligible employees may participate in the ESPP, provided that any such member of the board may not vote on any matter affecting the administration of the plan and no such member of the board may be a member of the Administrative Committee. As of December 31, 2013, approximately 5,000 persons were eligible to participate in the ESPP. An employee who owns, or would own after the ESPP purchase, 5% or more of the Company’s outstanding common stock, or 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries, including rights to purchase stock as a result of ESPP participation, cannot enroll in the ESPP.

Operation of the ESPP

Participation in the ESPP is voluntary. Eligible employees may elect to become a participant in the ESPP by submitting an election form, which will remain effective from offering period to offering period unless and until the participant files a new election form. Employees may purchase shares of common stock through the ESPP during quarterly offering periods, which are: December 1 through February 28; March 1 through May 31; June 1 through August 31; and September 1 through November 30 of each calendar year. Purchase rights are exercisable on March 1, June 1, September 1 and December 1 of each offering period.

Unless a participant timely terminates participation in the plan, a participant’s option to purchase shares will automatically be exercised beginning on the first trading day following the end of each offering period.

Payroll deductions under the ESPP are made in one-dollar increments and in a minimum amount of $25 and a maximum amount of $960 per pay period. Payroll deductions are made on an after-tax basis. Aggregate payroll deductions for all offering periods during any calendar year may not exceed the sum of $25,000, and the total amount of payroll deductions during any pay period may not exceed the total amount of the participant’s pay for such period.

Exercise Price

The exercise price for any offering period is 85% of the fair market value of the shares on the exercise date, or, if higher, the weighted average “fair market value” over one or more days in the 10-day period beginning on the exercise date over which the Administrative Committee purchases shares for issuance pursuant to the exercise under the ESPP. For purposes of the ESPP, the “fair market value” of the common stock is the actual price paid by the Company to purchase the shares in the open market on a given date.

Transferability

Neither payroll deductions withheld by the Company on behalf of a participant nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of other than by will or by the laws of descent and distribution.

Termination of Employment

In the event of a participant’s termination of employment for any reason, including death and disability, authorized payroll deductions will generally cease as of the date of such termination and all payroll deductions previously accumulated will generally be refunded to the participant.

Amendment and Termination of the ESPP

The board of directors may at any time amend or terminate the ESPP, except that no amendment or termination may impair purchase rights granted previously. No amendment may be made to the ESPP without prior approval of our shareholders if such approval is required in order to comply with applicable tax or other regulatory requirements. Unless further amended, the amended and restated ESPP will terminate on January 31, 2024.

Tax Information

The ESPP is not a qualified plan under Code Section 423. At the time an option to purchase shares is exercised, a participant will recognize taxable income equal to the purchase discount, and the Company will be entitled to offsetting corresponding tax deduction. A participant must make adequate provision for the Company’s federal, state or other tax withholding obligations which arise upon the exercise of the option. When a participant sells or otherwise disposes of shares of common stock purchased under the ESPP, any profit realized in excess of the participant’s tax basis, which generally will be equal to the fair market value of the shares on the purchase date, will be taxed as a capital gain. The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. In addition, the summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. It is advisable that a participant in the ESPP consults his or her own tax advisor concerning application of these tax laws.

Benefits to Named Executive Officers and Others

Participation in the ESPP is voluntary and depends on each eligible employee’s election to participate and his or her determination of the level of payroll deductions. Accordingly, future purchases under the ESPP are not determinable.

As described above, participants may contribute a maximum amount of $960.00 per pay period towards purchases under the plan, not to exceed $25,000 per year. The table below shows the number of shares that were purchased under the ESPP during 2013 by the named executive officers and the other individuals and groups indicated. Non-employee directors are not eligible to participate in the ESPP. The closing price of our common stock on February 18, 2014, as reported in The Wall Street Journal, was $46.61 per share.

	Employee Stock Purchase Plan
Name and Position	Purchase Date	Dollar Value ($)	Number of Shares Purchased under the ESPP in 2013(5)
John W. Somerhalder	03/01/13(1)	5,760	169.084
Chairman, President and Chief Executive Officer	06/03/13(2)	6,720	185.577
	09/03/13(3)	6,720	182.716
	12/02/13(4)	5,760	147.687
Andrew W. Evans	03/01/13(1)	—	0.000
Executive Vice President and Chief Financial Officer	06/03/13(2)	—	0.000
	09/03/13(3)	—	0.000
	12/02/13(4)	—	0.000

	Employee Stock Purchase Plan
Name and Position	Purchase Date	Dollar Value ($)	Number of Shares Purchased under the ESPP in 2013(5)
Henry P. Linginfelter	03/01/13(1)	300	8.806
Executive Vice President, Distribution Operations	06/03/13(2)	350	9.665
	09/03/13(3)	350	9.516
	12/02/13(4)	300	7.692
Paul R. Shlanta	03/01/13(1)	—	0.000
Executive Vice President, General Counsel and Chief Ethics and Compliance Officer	06/03/13(2)	—	0.000
	09/03/13(3)	—	0.000
	12/02/13(4)	—	0.000
Peter I. Tumminello	03/01/13(1)	5,760	169.084
Executive Vice President, Wholesale Services, and President, Sequent Energy Management LP	06/03/13(2)	6,720	185.577
	09/03/13(3)	6,720	182.716
	12/02/13(4)	5,760	147.687
All Current Executive Officers as a Group	03/01/13(1)	11,820	346.974
	06/03/13(2)	13,790	380.819
	09/03/13(3)	13,790	374.948
	12/02/13(4)	11,820	303.066
All Employees, including all Current Officers who are not Executive Officers, as a Group	03/01/13(1)	889,784	26,119.026
	06/03/13(2)	953,357	26,327.181
	09/03/13(3)	994,599	27,043.052
	12/02/13(4)	875,500	22,447.934

(1)	Exercise price for offering period ending February 28, 2013 was $40.078.

(2)	Exercise price for offering period ending May 31, 2013 was $42.602.

(3)	Exercise price for offering period ending August 31, 2013 was $43.269.

(4)	Exercise price for offering period ending November 30, 2013 was $ 45.884.

(5)	Shares purchased under the ESPP are purchased at 85% of the fair market value of the shares on the exercise date, or, if higher, the weighted average “fair market value” over one or more days in the 10-day period beginning on the exercise date over which the Administrative Committee purchases shares for issuance pursuant to the exercise under the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDMENT AND RESTATEMENT OF OUR ESPP.

PROPOSAL 5—SHAREHOLDER PROPOSAL: GENDER IDENTITY NON-DISCRIMINATION POLICY

The Company has received the following shareholder proposal. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the name, address and number of securities held by the proponents of this proposal to any shareholder upon receipt of a written or oral request. You may contact our Corporate Secretary for this information at AGL Resources Inc., Attn: Corporate Secretary, P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

The Company is not responsible for the contents of this proposal or supporting statement, both of which are quoted verbatim in italics below.

What is the proposal?

Whereas:

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

AGL Resources does not explicitly prohibit discrimination or harassment based on gender identity in its written employment policies;

According to the Human Rights Campaign, the nation’s largest LGBT (lesbian, gay, bisexual and transgender) advocacy group, a majority of Fortune 100 companies have nondiscrimination and harassment policies covering gender identity, as do 57% of Fortune 500 companies;

According to analysis of surveys conducted by the Williams Institute at the UCLA School of Law, 16 to 68 percent of LGBT people report experiencing employment discrimination;

Fifteen states and the District of Columbia have laws prohibiting employment discrimination based on gender identity and about 166 cities and counties prohibit employment discrimination based on sexual orientation and gender identity;

Sec. 94-112 of the City of Atlanta’s Code of Ordinances makes it unlawful:

(1) To fail or refuse to hire or to discharge any individual, or otherwise to discriminate against any individual with respect to his or her compensation, terms, conditions, or privileges of employment, because of such individual’s gender identity, or

(2) To limit, segregate, or classify his or her employees or applicants for employment in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect his or her status as an employee, because of such individual’s gender identity.

Nineteen Fortune 1000 companies headquartered in Georgia have policies that prohibit discrimination based on gender identity, including Home Depot, Delta Airlines, AFLAC, Coca-Cola, Newell Rubbermaid and UPS;

Public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for LGBT employees. For example, in a 2011 poll conducted by Greenberg Quinlan Rosner Research, 77 percent of voters supported protecting LGBT people from discrimination in employment, reaching across party and ideological lines to include 70 percent of self-identified Republicans and 67 percent of conservatives. Support was strong even among groups who tend to be less supportive of LGBT issues, such as seniors (69 percent), those with a high school degree or less (68 percent), observant and born-again Christians (77 and 74 percent), and residents of the Deep South (72 percent).

Resolved: The Shareholders request that AGL amend its written equal employment opportunity policy to explicitly prohibit discrimination based on gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, AGL would benefit from a consistent, corporate wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. AGL will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

This proposal received the support of 41% of votes cast in 2013.

What does the board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”

THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Company received a substantially similar proposal in 2013 and the proposal was defeated by a majority of the votes cast. The board continues to believe that the proposal is unnecessary. As an equal opportunity employer, the Company is committed to operating its business in full compliance with all applicable laws and regulations and providing a workplace free from discrimination and harassment of any kind. The Company has a zero tolerance policy for any conduct that is intended to or has the effect of creating an intimidating, hostile or offensive work environment and we specifically reference “sex” and “sexual orientation” among a number of protected categories. The Company’s current policy and practice fully address the concerns raised by this proposal.

More specifically, the Company’s Policy on a Safe and Discrimination-Free Workplace expressly prohibits discrimination, sexual harassment or other unlawful harassment based on race, creed, religion, color, sex, sexual orientation, marital status, age, national origin, genetic information, disability, veteran status or other protected status. The Company reinforces the provisions of its policy on an ongoing basis through periodic, mandatory training and through employee communications and workplace postings. In addition, the Company also provides a 24-hour, toll-free number for employees where they can report compliance issues or concerns.

The board shares the proponent’s interest in preventing discrimination and harassment on the basis of gender identity and believes that the Company’s strong anti-discrimination policy and strict enforcement of its zero tolerance policy make the requested amendment unnecessary. The board of directors recommends a vote “AGAINST” this proposal.

PROPOSAL 6—SHAREHOLDER PROPOSAL: MAJORITY VOTING STANDARD FOR

DIRECTOR ELECTIONS

The Company has received the following shareholder proposal. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the name, address and number of securities held by the proponent of this proposal to any shareholder upon receipt of a written or oral request. You may contact our Corporate Secretary for this information at AGL Resources Inc., Attn: Corporate Secretary, P.O. Box 4569, Location 1466, Atlanta, Georgia 30302-4569.

The Company is not responsible for the contents of this proposal or supporting statement, both of which are quoted verbatim in italics below.

What is the proposal?

Resolved: That the shareholders of AGL Resources Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: We urge the AGL Resources Board of Directors to establish a majority vote standard in uncontested director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality standard is not well-suited for the typical director election that involves only a management slate of nominees running unopposed. Under these election circumstances, a board nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

In recent years, nearly 87% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charters. Further, these companies have also adopted a director resignation policy that establishes a board-centered post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections. The Board should take this important first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adapt its director resignation policy to address the status of an unelected director. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at AGL Resources.

What does the board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST”

THIS PROPOSAL FOR THE FOLLOWING REASONS:

The board believes that the Company already substantially implements the majority vote standard advocated by the proponent, since the Company’s Bylaws require a director nominee who fails to receive a majority vote to tender his or her resignation. We believe a board needs to have certainty in its composition, as well as a mechanism for reviewing the desirability of continued service by any director who does not receive approval from a majority of the shares voted in an uncontested election. Our Bylaws currently accomplish the primary objective of majority voting without the potential negative consequences of disruptive voting outcomes. Historically, our director nominees have received very high levels of support and our board has been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of the New York Stock Exchange Listing Standards. The failure to elect board candidates could impede the Company’s long-term strategic plan due to lack of director continuity and ultimately impact the stability of the board and the Company. Therefore, the board believes that the adoption of a majority vote standard is unnecessary and not in the best interests of the Company or its shareholders. The board of directors recommends a vote “AGAINST” this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Vanguard Group, Inc. was a beneficial owner of more than 5% of the Company’s common stock during 2013. The Vanguard Group, Inc. or its subsidiaries (“Vanguard”) serves as the trustee and recordkeeper for the Birdsall 401(k) Plan. Vanguard also served as the trustee of the Nicor Gas Thrift Plan and the Nicor Companies Savings Investment Plan (collectively with the Birdsall 401(k) Plan, the “401(k) Plans”) until June 2013. Vanguard served as the recordkeeper for the Nicor Companies Pension and Retirement Plan until January 2013 (the “Retirement Plan”).

During 2013, Vanguard was paid approximately $541,539 for trustee, recordkeeping and asset management services for the 401(k) Plans, and approximately $89,892 as recordkeeper for the Retirement Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers, including executive officers, and any person who owns more than 10% of our common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and written representations that no other reports were required for those persons during 2013, all filing requirements were met except, due to administrative constraints, Bryan E. Seas made a single late filing reporting a single transaction.

GENERAL INFORMATION

2013 Annual Report

A copy of our 2013 annual report is available on the internet at www.proxyvote.com and at our web site at www.aglresources.com. The annual report, which contains financial and other information about us, is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Availability of Corporate Governance Documents

Our Standards for Determining Director Independence, our Corporate Governance

Guidelines, our Code of Business Conduct, our Code of Ethics, and the charters of each of our board committees are available on our web site at www.aglresources.com and are available in print to any shareholder who requests them. You may contact our Corporate Secretary for copies at:

AGL Resources Inc.

Attn: Corporate Secretary

P.O. Box 4569, Location 1466

Atlanta, Georgia 30302-4569

Annex A

AGL RESOURCES INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

AGL Resources Inc. (the “Company”) originally established the AGL Resources Inc. Employee Stock Purchase Plan (the “Plan”) effective as of January 1, 2002. The Plan was originally adopted by the Board of Directors of the Company on October 30, 2001, with an initial term of four years, expiring on January 31, 2005. At its meeting on December 1, 2004, the Board of Directors of the Company adopted an amendment to the Plan to extend the term of Plan until January 31, 2015. Since then, the Plan has been amended and restated three times: first, effective November 1, 2006, to amend the Offering Periods under the Plan, second, effective October 29, 2007, to change the Plan’s record keeper and custodian, and finally, effective February 8, 2011, to add to the number of shares of Common Stock eligible for grant under the Plan. This present amendment and restatement of the Plan, which, among other things, adds to the number of shares of Common Stock eligible for grant under the Plan and extends the term of the Plan until February 28, 2024, is effective as of February 4, 2014, contingent upon shareholder approval.

ARTICLE 1

PURPOSE

The purpose of this AGL Resources Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company at a discount from market prices through accumulated payroll deductions, thereby encouraging and increasing employee ownership of the Company’s Common Stock.

It is the intention of the Company that the Plan not be subject to the Employee Retirement Income Security Act of 1974, as amended, and that the Plan not qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

ARTICLE 2

DEFINITIONS

The following words and phrases as used in this Plan shall have the meanings set forth in this Article unless a different meaning is clearly required by the context:

2.1 Administrative Committee means the committee appointed by the Board to administer the Plan pursuant to Article 9.

2.2 Board means the Board of Directors of the Company.

2.3 Change of Control shall mean the earliest of the following to occur:

(a) the date any one person, or more than one person acting as a group (as determined under Treasury Regulation 1.409A-3(i)(5)(v)(B), a “Group”), acquires ownership of stock of the Company that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. If any one person or Group is considered to own more than 50% of the total fair market value or total voting power of the Company, the acquisition of additional control of the Company by the same person or Group is not considered to cause a Change in Control of the Company;

(b) the date any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company;

(c) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of their appointment or election; or

(d) the date that any one person or Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is intended that there will be a Change in Control under the Plan only to the extent such event or transaction would constitute a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5) and thus the provisions of the definition of Change in Control shall be applied and interpreted consistent with the provisions of such Treasury Regulation, as amended from time to time; recognizing however, that the definition of Change in Control in the Plan may be more restrictive in certain respects than the definition contained in Treasury Regulation Section 1.409A-3(i)(5).

2.4 Common Stock means the $5.00 par value per share common stock of the Company.

2.5 Company means AGL Resources Inc., a Georgia corporation.

2.6 Custodian means Wells Fargo Shareowner Services, whose principal offices are located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, or such other person as the Administrative Committee shall designate from time to time to serve as record keeper and custodian under the Plan.

2.7 Determination Date means the last Trading Day of each Offering Period.

2.8 Eligible Employee means any individual who is a regular full-time employee of the Company or any Subsidiary who regularly works 36 or more hours per week, who has reached the age of 21 and completed 30 days of employment.

2.9 Exchange Act means the Securities Exchange Act of 1934, as amended, or any successor legislation.

2.10 Exercise Date means, with respect to an Offering Period, the first Trading Day following the Determination Date of such Offering Period or as soon as practicable thereafter.

2.11 Exercise Price means, with respect to any Offering Period, eighty-five percent (85%) of the value of a share of the Common Stock, which value shall be determined as the weighted average of the Fair Market Value of the Common Stock, over one or more days in the ten-day period beginning on the Exercise Date of the applicable Offering Period, over which the Administrative Committee purchases shares of the Common Stock for issuance pursuant to the exercise of options under the Plan. The Administrative Committee’s determination of the Exercise Price in accordance with the foregoing shall be final and binding. Notwithstanding the foregoing, in no case shall the Exercise Price for an Offering Period be less than eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock on the Exercise Date.

2.12 Fair Market Value means, as of any date, the actual purchase price paid by the Company for the Common Stock on such date. In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrative Committee.

2.13 Former Participant means a Participant whose participation in the Plan has terminated pursuant to the terms of Article 8, and who has not recommenced participation in the Plan.

2.14 Grant Date means the first Trading Day of each Offering Period.

2.15 Offering Period means the four quarterly offerings of the Common Stock each calendar year, as follows:

(a) the first offering being during the period commencing on March 1 and ending on May 31 of such year;

(b) the second offering being during the period commencing on June 1 and ending on the August 31 of such year;

(c) the third offering being during the period commencing on September 1 and ending on the November 30 of such year; and

(d) the fourth offering being during the period commencing on December 1 of such year and ending on February 28 of the next calendar year.

2.16 Participant means an Eligible Employee who elects to participate in the Plan pursuant to Section 3.2.

2.17 Plan means this AGL Resources Inc. Employee Stock Purchase Plan.

2.18 Plan Account means an account for the benefit of a Participant comprised of two subaccounts. The first subaccount shall be maintained by the Company for the purpose of recording and crediting payroll deductions on behalf of such Participant, and the second subaccount shall be maintained by the Custodian for the purpose of recording and crediting the shares of Common Stock purchased for such Participant.

2.19 Reserves has the meaning given that term in Section 12.1.

2.20 Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act, or any successor provision.

2.21 Subsidiary means any corporation (or other form of business association that is treated as a corporation for tax purposes), domestic or foreign, of which shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly, by the Company. All Subsidiaries of the Company are designated by the Administrative Committee as eligible to participate in the Plan except those listed on Exhibit A hereto, which may be amended by the Administrative Committee from time to time.

2.22 Trading Day means any day on which the New York Stock Exchange (or any other established stock exchange or national market system the Administrative Committee deems appropriate) is open for trading.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. All Eligible Employees are eligible to participate in the Plan.

3.2 Enrollment Procedures. An Eligible Employee may elect to participate in the Plan by complying with the Company’s procedures for enrolling in the Plan as established and in effect from time to time, which may include, but are not limited to, enrolling through PeopleSoft-Self Service to authorize payroll deductions from such employee’s compensation. Enrollment for any Offering Period shall be completed no later than the twenty-fifth (25th) day of the calendar month immediately preceding the Grant Date of such Offering Period.

3.3 Director Participation. Members of the Board who are Eligible Employees may participate in the Plan; provided, however, that (i) any such member of the Board may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan, and (ii) no such member of the Board may be a member of the Administrative Committee.

ARTICLE 4

STOCK SUBJECT TO THE PLAN

One Million Two Hundred Thousand (1,200,000) shares of Common Stock shall be available for purchase under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Article 12. Shares of Common Stock subject to options and any other provision of the Plan will consist of shares of Common Stock purchased in the open market. The Board may make available additional shares of Common Stock for purchase under the Plan from time to time. If on a given Exercise Date the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock purchased for purposes of the Plan, the Company or the Custodian shall make a pro rata allocation of the purchased shares in as uniform a manner as shall be practicable and equitable, and the Company shall refund to Participants any accumulated payroll deductions held by the Company on their behalf not used to purchase shares of Common Stock.

ARTICLE 5

PAYROLL DEDUCTIONS

5.1 Elections. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made for each pay period during the Offering Period. Payroll deductions shall be made in one-dollar ($1.00) increments and in a minimum amount of twenty-five dollars ($25.00) and a maximum amount of nine hundred sixty dollars ($960.00) per pay period. A Participant may make a separate payroll deduction election in one-dollar ($1.00) increments and in a minimum amount of twenty-five dollars ($25.00) with respect to such Participant’s compensation under the Company’s Annual Incentive Plan (or a successor to such plan) or under any annual bonus or incentive compensation plan maintained by a Subsidiary. Payroll deductions shall be on an after-tax basis and shall be subject to the following conditions:

(a) The aggregate payroll deductions for any Participant for all Offering Periods during any calendar year shall not exceed the sum of twenty-five thousand dollars ($25,000);

(b) The total amount of payroll deductions during any pay period shall not exceed the total amount of a Participant’s pay for such pay period, net of any other applicable deductions; and

(c) If a Participant has authorized payroll deductions in an amount equal to or greater than the minimum amount and, due to extraordinary circumstances occurring during any one pay period (e.g., temporary reduction in number of hours worked, change in status of employment to short-term disability, etc.), such Participant’s net pay for such period is insufficient to permit deductions in the authorized amount, such Participant’s total net pay for such pay period shall be deducted and held in accordance with the provisions of Section 5.2.

5.2 Crediting of Contributions. Each Participant’s payroll deductions will be held by the Company in accordance with the provisions of Article 11 pending application to the purchase of shares of Common Stock and crediting of same to such Participant’s Plan Account. A Participant may not make payments or contributions to purchase shares of Common Stock in addition to amounts contributed through payroll deductions. Except for shares of Common Stock credited to a Participant’s Plan Account upon purchase hereunder, a Participant may not transfer or deposit shares of Common Stock to such Participant’s Plan Account. No interest shall be paid on any amounts held by the Company from time to time pending application to the purchase of shares of Common Stock on behalf of a Participant.

5.3 Election Changes. Subject to the provisions of Article 8, a Participant may change the amount of payroll deductions by complying with the Company’s procedures for effecting such changes as established and in effect from time to time, which may include, but are not limited to, authorization of a change in the amount of payroll deductions from such employee’s compensation through PeopleSoft-Self Service. Any such change must be received no later than the twenty-fifth (25th) day of the calendar month immediately preceding the next applicable Grant Date and shall become effective for the Offering Period during which such Grant Date occurs.

5.4 Continuation of Elections. So long as a Participant remains an Eligible Employee, payroll deductions will continue in effect from Offering Period to Offering Period unless the Participant elects a different rate of payroll deductions in accordance with the provisions of Section 5.3 or terminates participation in the Plan in accordance with the provisions of Article 8.

ARTICLE 6

OPTION AND PURCHASE OF COMMON STOCK

6.1 Option to Purchase Shares. Subject to the provisions of Section 6.2, on each Grant Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase on the following Exercise Date a number of whole and fractional shares (computed to three (3) decimal places) of Common Stock equal to the quotient of (i) the balance of funds held by the Company on behalf of such Participant pending application to the purchase of shares of Common Stock as of such Exercise Date, divided by (ii) the Exercise Price.

6.2 Limit for Certain Participants. No Participant shall be granted an option to purchase shares of Common Stock on any Grant Date if such Participant, immediately after the option is granted, owns stock constituting five percent (5%) or more of the Company’s outstanding Common Stock or five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this Section 6.2, the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended (relating to attribution of stock ownership), shall apply in determining the stock ownership of the Participant, and stock that the Participant may purchase under outstanding options shall be treated as stock owned by such Participant.

6.3 Exercise of Options. Unless a Participant terminates participation in the Plan in accordance with the provisions of Article 8, such Participant’s option to purchase shares of Common Stock during an Offering Period will be exercised automatically on the Exercise Date, and the maximum number of full and/or fractional shares (computed to three (3) decimal places) of Common Stock shall be purchased for such Participant at the applicable Exercise Price and credited to such Participant’s Plan Account. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by the Participant.

6.4 Account Statement. As soon as practicable after each Exercise Date, the Company shall deliver or shall cause the Custodian to deliver a statement to the Participant regarding such Participant’s Plan Account, which may include, among other things and to the extent necessary and appropriate: (i) the name and address of the Company and the Participant; (ii) the amount of payroll deductions withheld by the Company on behalf of such Participant; (iii) the Exercise Price and Fair Market Value for the Offering Period corresponding to such Exercise Date; (iv) the date of purchase; (v) the number of full and fractional shares of Common Stock purchased; (vi) the balance of shares of Common Stock in the Participant’s Plan Account; and (vii) current and year-to-date dividend reinvestment information.

ARTICLE 7

RIGHTS AS A SHAREHOLDER

7.1 Crediting and Issuance of Shares. As promptly as practicable after each Exercise Date, a Participant shall be treated as the beneficial owner of the shares of Common Stock purchased for such Participant pursuant to the Plan, and such shares shall be credited to the Plan Account maintained for the benefit of the Participant by the Custodian. A Participant may request that a stock certificate for all or a portion of the whole shares of Common Stock credited to the Participant’s Plan Account be issued. A cash payment shall be made for any fraction of a share of Common Stock in the Plan Account, if necessary to close the Plan Account.

7.2 Ownership of Shares. A Participant shall have all ownership rights with respect to the number of shares of Common Stock credited to the Plan Account, including the right to vote such shares of Common Stock and to receive dividends or other distributions, if any. Any dividends or distributions that may be declared on such shares by the Board will be reinvested (without any discount) by the Custodian in additional shares of Common Stock for the Participant on or promptly following such dividend payment date or distribution date pursuant to the terms of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (“Resources Direct”). All such shares purchased through reinvestment of dividends or distributions will be credited to the Participant’s Plan Account.

7.3 Sale of Shares. In the event that a Participant elects to sell any shares of Common Stock purchased under the Plan or transfer any such shares to a general brokerage account maintained for the benefit of such Participant, the Participant shall be responsible for the payment of any applicable brokerage fees and associated costs related to such sale or transfer. Within ten (10) business days after receipt of instructions from a Participant, the Custodian will sell at open market through an independent brokerage organization all or any portion of the shares held in the Participant’s Plan Account, but none of the Company, the Board, nor the Administrative Committee shall be liable for any delay in the execution of such request. Each Participant shall bear the risk of stock price fluctuations between the time such Participant places an order to sell and the time the shares of Common Stock are actually sold. As soon after the sale as is practicable, the Custodian will mail (by U.S. first class mail) to the Participant a check representing the proceeds from the sale of the shares, net of brokerage fees and transfer taxes incurred in connection with effecting such sale.

ARTICLE 8

TERMINATION OF CONTRIBUTIONS OR PARTICIPATION

8.1 Revocation by Participant. A Participant may, at any time and for any reason, voluntarily revoke his or her contributions into the Plan by complying with the Company’s procedures for revoking a payroll deduction election as established and in effect from time to time, which may include, but are not limited to, notification of revocation through PeopleSoft-Self Service. Any such revocation will become effective, and payroll deductions will cease to be made on behalf of such Participant, as soon as practicable following receipt by the Company of notice of revocation. All payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such revocation occurs, and the purchased shares shall be allocated to the Participant’s Plan Account. A Participant’s revocation of his election to contribute into the Plan will not have any effect upon the Participant’s eligibility to participate in the Plan during any succeeding Offering Periods commencing after termination of the Offering Period during which the Participant so elects to revoke or in any similar plan which may hereafter be adopted by the Company.

8.2 Change in Employment Status. A Participant’s contributions in the Plan will be terminated upon a change in the employment status of a Participant that results in the Participant no longer being an Eligible Employee. In such event, authorized payroll deductions shall cease as of the date of such change of status, and all payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be used to purchase shares of Common Stock on the Exercise

Date corresponding to the Offering Period during which such change of status occurs, and the purchased shares shall be allocated to the Participant’s Plan Account.

8.3 Termination of Employment. In the event of a Participant’s termination of employment (for any reason, including death and disability), authorized payroll deductions shall cease as of the date of such termination, and all payroll deductions previously accumulated and held by the Company on behalf of such Participant pending application to purchase shares of Common Stock shall be refunded to the Participant, without interest, as soon as practicable following such termination; however, if such termination occurs without sufficient time to process same prior to the Exercise Date corresponding to the Offering Period during which such termination occurs (generally the twenty-fifth (25th) day of the calendar month immediately preceding the month in which such Exercise Date occurs), all such accumulated payroll deductions will be applied to purchase shares of Common Stock on the Exercise Date corresponding to the Offering Period during which such termination occurs; provided, however, that the Administrative Committee may determine, in the exercise of its sole discretion and on a case-by-case basis, to refund any such accumulated payroll deductions if necessary to avoid financial hardship on the part of such Participant.

8.4 Plan Accounts of Former Participants. The shares of Common Stock credited to a Former Participant’s Plan Account shall remain therein or be withdrawn therefrom as follows:

(a) If such Former Participant’s contributions into the Plan are terminated due to revocation under Section 8.1 or due to the change in employment status under Section 8.2, then all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically remain therein, subject to the provisions of Article 7 and Section 14.2; and

(b) If such Former Participant’s participation in the Plan is terminated due to a termination of employment under Section 8.3, all shares of Common Stock credited to such Former Participant’s Plan Account shall automatically be transferred to a shareholder account maintained by the Company’s transfer agent for the benefit of the Former Participant. The Company will not be responsible for the payment of any fees related to the maintenance of such Former Participant’s individual shareholder account with the transfer agent.

ARTICLE 9

ADMINISTRATION

9.1 Administration by Administrative Committee.

(a) The Plan shall be administered and interpreted by the Administrative Committee. Subject to the express provisions of the Plan, the Administrative Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive.

(b) Neither the Administrative Committee nor the Company will be liable for any act performed in good faith or as required by applicable securities law or for any omission to act made in good faith, including without limitation, any claim of liability arising out of failure to terminate a Participant’s Plan Account upon the Participant’s death prior to the receipt of notice in writing of such death.

9.2 Appointment of Administrative Committee. The Board shall appoint the Administrative Committee to serve at the pleasure of the

Board. The Board from time to time may remove members from, or add members to, the Administrative Committee and shall fill all vacancies thereon. The Administrative Committee shall at all times be composed of at least one member.

9.3 Delegation by Administrative Committee. Unless prohibited by applicable law or the applicable rules of a stock exchange, the Administrative Committee may delegate all or some of its responsibilities and powers to any one or more of its members. In addition, the Administrative Committee may delegate all or some of its responsibilities and powers to any person or persons it selects. The Administrative Committee may revoke any such delegation at any time.

9.4 Rule 16b-3 Limitation. Notwithstanding any provisions of the Plan to the contrary, in the event that Rule 16b-3 provides specific requirements for administrators of plans such as the Plan, the Plan shall only be administered by such body and in such manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not a “Non-Employee Director” or to the Administrative Committee or any other committee of the Board that is not composed of “Non-Employee Directors,” as such term is defined in Rule 16b-3. Persons who are “affiliates” of the Company (as defined under the Exchange Act) may not acquire or dispose of any shares of Company Stock without prior notification to the Company.

ARTICLE 10

TRANSFERABILITY

Neither payroll deductions withheld by the Company on behalf of a Participant pending application to the purchase of shares of Common Stock nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by such Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be of no force and effect.

ARTICLE 11

APPLICATION OF FUNDS

All payroll deductions of a Participant withheld by the Company under the Plan may be commingled with the general funds and assets of the Company and used by the Company for any corporate purpose, and the Company shall not be obligated to segregate any such payroll deductions.

ARTICLE 12

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

12.1 The number of shares of Common Stock available for purchase under the Plan, as indicated in Article 4, number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock that have been made available for purchase under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, reorganization, recapitalization, rights offering or any other similar event. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

12.2 In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Determination Date (the “New Determination Date”) and a new Exercise Date (the “New Exercise Date”) and shall terminate prior to the consummation of such proposed dissolution or liquidation, unless otherwise provided by the Administrative Committee in its sole discretion. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrative Committee shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant’s option have been changed to the New Determination Date and the New Exercise Date, respectively, and (ii) that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Article 8.

12.3 In the event of a Change of Control of the Company, the Administrative Committee may take such action as it deems necessary including, without limitation, (i) providing that each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation, (ii) setting a New Exercise Date and a New Determination Date for the Offering Period then in progress, terminating such Offering Period on such New Exercise Date and terminating the Plan on or at any time after such New Exercise Date, or (iii) making provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, in the event of such consolidation or merger. In the event the Administrative Committee elects to set a New Exercise Date and a New Determination Date in accordance with clause (ii) of the preceding sentence, the New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrative Committee shall notify each Participant in writing, at least ten (10) Trading Days prior to the New Exercise Date, (i) that the Determination Date and the Exercise Date for the Participant’s option have been changed to the New Determination Date and the New Exercise Date, respectively, and (ii) that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant has terminated participation in the Plan prior to such date and accumulated payroll deductions withheld by the Company on behalf of such Participant have been returned to such Participant in accordance with the provisions of Article 8.

ARTICLE 13

AMENDMENT OR TERMINATION

The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Article 13, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board may amend the Plan prospectively, among other things, to change the Offering Period, the Grant Date or the Exercise Date, to increase the Exercise Price or limit the frequency and/or number of changes in the amount of payroll deductions withheld during an Offering Period, to change the provisions regarding liability of the Company for payment of any costs, expenses or fees incurred in connection with the administration and maintenance of the Plan, to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with payroll deductions withheld from such Participant’s compensation, and to establish such other limitations or procedures as the Board determines in its sole discretion to be necessary or advisable and which are consistent with the Plan. In addition, to the extent necessary to comply with any tax or securities law or regulation, the Company shall obtain shareholder approval in such manner and to such degree as so required.

ARTICLE 14

MISCELLANEOUS

14.1 Effective Date and Term of Plan. The Plan became effective as of January 1, 2002, and the original term of the plan was to expire on January 31, 2005. Prior to the expiration of the Plan, the Board authorized, subject to approval by the Company’s shareholders, an amendment to the Plan to extend it term until January 31, 2015, which amendment was approved by the Company’s shareholders on April 27, 2005. Pursuant to this restatement of the Plan, the term of the Plan is extended until January 31, 2024. Accordingly, the Plan shall continue in effect until January 31, 2024, unless earlier terminated in accordance with the provisions of Article 13.

14.2 Costs. The costs, expenses and fees incurred in connection with the purchase of shares of Common Stock under the Plan, the general administration of the Plan and the maintenance of the Plan Accounts with the Custodian will be paid by the Company. Any brokerage fees and associated costs related to a sale by a Participant of shares of Common Stock or a transfer of shares of Common Stock to an individual registered shareholder account maintained by the

Company’s transfer agent or a general brokerage account for the benefit of such Participant, and any other fees and expenses under the Plan shall be paid by such Participant.

14.3 Taxes. At the time an option to purchase shares of Common Stock is exercised, a Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations which arise upon the exercise of the option. At any time, the Company may withhold from a Participant’s compensation or other amounts payable to such Participant the amount necessary for the Company to meet applicable withholding obligations (regardless of whether such person at the time continues to participate or be eligible to participate in the Plan, and regardless of whether or not such person at the time continues to be employed by the Company or any Subsidiary) the amount necessary for the Company to meet applicable withholding obligations.

14.4 Effect on Employment. Participation in the Plan will not impose any obligation upon the Company or any Subsidiary to continue the employment of a Participant for any specific period of time and will not affect the right of the Company or any Subsidiary to terminate a Participant’s employment at any time, with or without cause. Any income a Participant may realize as a result of participation in the Plan shall not be considered as a part of such Participant’s compensation for the calculation of any other pay, allowance, pension or other benefit unless otherwise required under other benefit plans provided by the Company or its Subsidiaries or required by law or contractual obligation of the Company or its Subsidiaries.

14.5 Compliance with Law.

(a) Notwithstanding any other provision of the Plan, options to purchase shares of Common Stock under the Plan shall not be exercisable or exercised, and shares of Common Stock shall not be issued with respect to any such option, unless the exercise of such option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(b) Without limiting the generality of the foregoing, the terms and conditions of all options granted under the Plan to, and the purchase of all shares of Common Stock by, any Participant subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. The Plan and any options thereunder shall be deemed to contain, and the shares issued upon exercise of such options shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to transactions under the Plan.

14.6 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for receipt thereof. All notices and other communications to any Participant required hereunder shall be made to the address maintained on the Company’s payroll records.

14.7 Governing Law. The Plan and any rules and relations relating to the Plan will be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to principles of conflicts of laws, and applicable Federal law. The Plan is not intended to be subject to the Employee

Retirement Income Security Act of 1974, as amended, and is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or any successor legislation.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Plan to be executed by its duly authorized officer, this 4th day of February, 2014.

AGL RESOURCES INC.

By:	/s/ Melanie M. Platt
Melanie M. Platt
Executive Vice President and Chief People Officer

EXHIBIT A

Excluded Subsidiaries

NONE (All Subsidiaries of the Company are participating as of January 1, 2014)

Ten Peachtree Place, N.E., Atlanta, Georgia 30309, aglresources.com

AGL RESOURCES INC. MYRA C. BIERRIA 10 PEACHTREE PLACE, LOCATION 1466 ATLANTA, GA 30309	Your telephone or Internet vote authorizes the proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. If you vote by Phone or Internet, please do not mail your Proxy Card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2014 (or 11:59 p.m. Eastern Time on April 25, 2014 for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructions form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2014 (or 11:59 p.m. Eastern Time on April 25, 2014 for shares allocated to your account under one of the Company’s 401(k) plans). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68160-Z62355	KEEP THIS PORTION FOR YOUR RECORDS
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AGL RESOURCES INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL nominees listed under Item 1 and FOR Items 2, 3 and 4.			All ☐	All ☐	Except ☐
Vote on Directors
1.	Election of Directors
	Nominees:							For	Against	Abstain
	01) Sandra N. Bane 02) Thomas D. Bell, Jr. 03) Norman R. Bobins 04) Charles R. Crisp 05) Brenda J. Gaines	09) Dean R. O’Hare 10) Armando J. Olivera 11) John E. Rau 12) James A. Rubright 13) John W. Somerhalder II				4.	The adoption of an amendment and restatement of our Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
	06) Arthur E. Johnson 07) Wyck A. Knox, Jr. 08) Dennis M. Love	14) Bettina M. Whyte 15) Henry C. Wolf				The Board of Directors recommends you vote AGAINST Items 5 and 6.

Vote on Proposals			For	Against	Abstain	5.	Shareholder proposal regarding gender identity.	☐	☐	☐
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.		☐	☐	☐	6.	Shareholder proposal regarding majority vote standard for director elections.	☐	☐	☐
3.	The approval of a non-binding resolution to approve the compensation of our named executive officers.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ITEM 1, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6.

For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting.			☐	☐	☐
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M68161-Z62355

AGL Resources Inc. ANNUAL MEETING OF SHAREHOLDERS Tuesday, April 29, 2014 10:00 a.m. Eastern Time 10 Peachtree Place Atlanta, Georgia 30309
Revocable Proxy - Common Stock

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints John W. Somerhalder II, Paul R. Shlanta and Andrew W. Evans, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned, to vote all shares of Common Stock of AGL Resources Inc. (the “Company”) that the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of the Company, to be held on Tuesday, April 29, 2014, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card.

The undersigned hereby appoints Merrill Lynch Bank & Trust Co., FSB, which acts as Trustee for the AGL Resources Inc. Retirement Savings Plus Plan (the “AGL 401(k) Plan”) and the Nicor Gas Thrift Plan (the “Nicor 401(k) Plan”) or The Vanguard Fiduciary Trust Company, which acts as Trustee for the Birdsall, Inc. Retirement Savings Plan (the “Birdsall 401(k) Plan”), as proxy, to act for and in the name of the undersigned, to vote all shares of Common Stock of the Company that have been allocated to the account of the undersigned under the AGL 401(k) Plan, the Nicor 401(k) Plan or the Birdsall 401(k) Plan, as applicable, at the 2014 Annual Meeting of Shareholders of the Company, to be held on Tuesday, April 29, 2014, and at any and all adjournments or postponements thereof, as indicated on the reverse side of this card. Under the terms of the AGL 401(k) Plan, the Nicor 401(k) Plan and the Birdsall 401(k) Plan, only the Trustee of the plan can vote the shares allocated to the accounts of the participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

Receipt of the Notice of the Annual Meeting, the accompanying Proxy Statement and the 2013 Annual Report to Shareholders is hereby acknowledged.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Your telephone or Internet vote authorizes the proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.